UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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THE WASHINGTON POST COMPANY
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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THE WASHINGTON POST COMPANY

1150 15th Street, NW, Washington, DC 20071

March 25, 2009

TO OUR SHAREHOLDERS:

You are cordially invited to the Company’s 2009 Annual Meeting of Shareholders, which will be held in the Auditorium, The Washington Post Building, 1150 15th Street, NW, Washington, DC 20071, on Thursday, May 14, 2009, at 9:00 a.m.

At the Meeting, in addition to electing Directors for the ensuing year, stockholders will act on the approval of certain amendments to the Company’s Incentive Compensation Plan, as more fully explained in the accompanying Proxy Statement. Also at the Meeting, there will be a report on the Company’s activities.

It is important that your shares be represented at the Meeting. Please sign the accompanying Proxy and return it promptly in the envelope provided. If you plan to attend, kindly so indicate in the space provided on the Proxy. You may also vote your shares by telephone or on the Internet. If you choose to vote your shares by telephone or on the Internet, please follow the instructions in the enclosed Proxy.

Sincerely yours,

DONALD E. GRAHAM

Chairman

THE WASHINGTON POST COMPANY

Notice of Annual Meeting of Shareholders — May 14, 2009

The Annual Meeting of Shareholders of The Washington Post Company will be held in the Auditorium, The Washington Post Building, 1150 15th Street, NW, Washington, DC 20071, on Thursday, May 14, 2009, at 9:00 a.m., Eastern Daylight Saving Time, for the following purposes:

1.	To elect Directors for the ensuing year, as more fully described in the accompanying Proxy Statement.

2.	To consider and act upon certain amendments to the Company’s Incentive Compensation Plan.

3.	To transact such other business as may properly come before the Meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on March 9, 2009, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.

It is important that your shares be represented and voted at the Meeting. Please sign and return your Proxy at your earliest convenience. You may also vote your shares by telephone or on the Internet. If you choose to vote your shares by telephone or on the Internet, please follow the instructions on the enclosed Proxy. You may revoke your Proxy at any time before it has been voted at the Annual Meeting. You may vote in person at the Annual Meeting even if you returned a Proxy, provided that you first revoke your Proxy.

By Order of the Board of Directors,

VERONICA DILLON, Secretary

March 25, 2009

Washington, DC

THE WASHINGTON POST COMPANY

1150 15th Street, NW, Washington, DC 20071

March 25, 2009

This Proxy Statement contains information relating to the 2009 Annual Meeting of Shareholders of The Washington Post Company (the “Company”) to be held at the Company’s headquarters, 1150 15th Street, NW, Washington, DC 20071, on Thursday, May 14, 2009, at 9:00 a.m., Eastern Daylight Saving Time, or any adjournments thereof, for the purposes set forth in the accompanying Notice of the 2009 Annual Meeting of Shareholders. This Proxy Statement and the accompanying forms of proxy and voting instructions are being delivered to shareholders on or about March 25, 2009. The Board of Directors of the Company is making this proxy solicitation.

Important notice regarding the availability of Proxy materials for the Annual Meeting of Shareholders to be held on May, 14, 2009. This Proxy Statement and the Annual Report to Shareholders are available at www.washpostco.com.

QUESTIONS AND ANSWERS

Q:	What am I voting on?

A:            You are voting on the election of Directors for a term of one year. A Board of ten Directors is to be elected, seven by the holders of Class A Stock voting separately as a class and three by the holders of Class B Stock voting separately as a class. All Directors will hold office until the next Annual Meeting and until their respective successors shall have been elected and shall have qualified or as otherwise provided in the bylaws of the Company.

In the event that any nominee withdraws or for any reason is not able to serve as a Director, Donald E. Graham, Hal S. Jones, Veronica Dillon and Gerald M. Rosberg, acting as your proxies, may vote for such other person as the Board of Directors may nominate.

In addition, you are voting on whether to approve certain amendments (as more fully described in this Proxy Statement) to the Company’s Incentive Compensation Plan.

Q:	What are the voting recommendations of the Board?

A:            The Board recommends voting for each of the nominated Directors listed on the proxy card. The Board knows of no reason that would cause any nominee to be unable to act or to refuse to accept nomination or election.

The Board recommends voting for the approval of the amendments to the Company’s Incentive Compensation Plan (as more fully described in this Proxy Statement).

Q:	Will any other matters be voted on?

A:            We are not aware of any matters other than the election of Directors and the approval of certain amendments to the Company’s Incentive Compensation Plan that you will be asked to vote on at the Meeting. If any other matter is properly brought before the Meeting, Donald E. Graham, Hal S. Jones, Veronica Dillon and Gerald M. Rosberg, acting as your proxies, will vote for you at their discretion.

Q:	How do I vote?

A:            There are four ways to vote:

•	By Internet at www.investorvote.com. We encourage you to vote this way.
•	By toll-free telephone at 1-800-652-8683.
•	By completing and mailing your proxy card.
•	By written ballot at the Meeting.

If you vote by Internet or telephone, your vote must be received by 5:00 p.m., Eastern Daylight Saving Time, on the day before the Meeting. Your shares will be voted as you indicate. If you do not indicate your voting preferences, Donald E. Graham, Hal S. Jones, Veronica Dillon and Gerald M. Rosberg, acting as your proxies, will vote your shares in favor of the applicable nominated Directors and the approval of certain amendments to the Company’s Incentive Compensation Plan.

Q:	Who can vote?

A:            You can vote if you were a shareholder of record as of the close of business on March 9, 2009 (the “Record Date”). If you hold shares in street name, your broker, bank or other nominee will instruct you as to how your shares may be voted by proxy, including whether telephonic or Internet voting options are available. You may not vote shares held in street name in person at the Meeting unless you have a proxy executed in your favor by your broker, bank or other nominee.

Q:	Can I change my vote?

A:            Yes. You can change your vote or revoke your proxy at any time before the Meeting by:

•	Entering a new vote by Internet or telephone;
•	Returning a later-dated proxy card; or
•	Voting in person at the Meeting, provided that you first revoke your previously voted proxy.

Q:	What vote is required to approve a proposal?

A:            Directors will be elected by a plurality of the votes cast at the Meeting. This means that the seven Class A Shareholder nominees receiving the highest number of votes and the three Class B Shareholder nominees receiving the highest number of votes cast shall be elected. You do not have the right to cumulate votes in the election of Directors. A properly executed proxy marked “WITHHELD” with respect to the election of one or more Directors will not be voted with respect to the Director or Directors indicated, although it will be counted for purposes of determining whether a quorum is present at the Meeting. Any shares not voted (whether by abstention, broker non-vote or otherwise) will have no impact on the vote, but these shares will be counted for purposes of determining whether a quorum is present.

The effectiveness of the proposal to amend the Company’s Incentive Compensation Plan is conditioned on the favorable vote of a majority of the holders of Class A Common Stock present or represented at the Meeting and a majority of the holders of Class B Common Stock present or represented at the Meeting, voting as separate classes. Any shares not voted by reason of abstention will have the effect of a negative vote, and broker non-votes will have no impact on the vote.

Q:	Who will count the vote?

A:            Computershare, the Company’s transfer agent and registrar, will count the vote. One of its representatives will be included among the persons authorized to certify the vote.

Q:	Who can attend the Annual Meeting?

A:            All shareholders of record as of the close of business on March 9, 2009, can attend.

Q:	What do I need to do to attend the Annual Meeting?

A:            To attend the Meeting, please follow these instructions:

•	If you vote by using the enclosed proxy card, check the appropriate box on the card.
•	If you vote by Internet or telephone, follow the instructions provided for attendance.
•	If a broker or other nominee holds your shares, bring proof of your ownership with you to the Meeting.

Seating at the Meeting will be on a first-come, first-served basis, upon arrival at the Meeting.

Q:	Can I bring a guest?

A:            No. The Meeting is for shareholders only.

Q:	What is the quorum requirement of the Meeting?

A:            A majority of the outstanding shares on March 9, 2009, constitutes a quorum for voting at the Annual Meeting. If you vote, your shares will be part of the quorum. Abstentions and broker non-votes will be counted in determining the quorum. On March 9, 2009, there were 1,291,693 shares of Class A Common Stock and 8,108,154 shares of Class B Common Stock outstanding and entitled to vote.

Q:	Who is soliciting proxies?

A:            Solicitation of proxies will be made by the Company’s management through the mail, in person, on the Internet or by telephone, without any additional compensation being paid to such members of the Company’s management. The cost of such solicitation will be borne by the Company. In addition, the Company has requested brokers and other custodians, nominees and fiduciaries to forward proxy cards and proxy soliciting material to shareholders, and the Company will reimburse them for their expenses in so doing.

Q:	When are the shareholder proposals due for the 2010 Annual Meeting?

A:            Shareholder proposals submitted by shareholders entitled to vote on such matters, meeting the requirements of the Securities and Exchange Commission’s proxy rules, must be in writing, received by November 22, 2009, and addressed to the Secretary of the Company at 1150 15th Street, NW, Washington, DC 20071.

Holders of Class B Stock are entitled to vote only for the election of 30% of the members of the Board of Directors (and, if required by the rules of the New York Stock Exchange, on management proposals to reserve shares for stock options, on equity-compensation plans and any material revisions to the terms of such plans or to acquire the stock or assets of other companies under certain circumstances). In accordance with the rules of the Securities and Exchange Commission, proposals submitted on other matters by holders of Class B Stock have not been and will not be included in the Company’s proxy materials for annual meetings.

Q:	What other information about The Washington Post Company is available?

A:            The following information is available:

•

The Company maintains on its Internet website, www.washpostco.com, copies of the Annual Report on Form 10-K, the Annual Report to Shareholders, the Company’s Corporate Governance Guidelines, Statement of Ethical Principles, the Code of Business Conduct, the Audit Committee Charter, the Compensation Committee Charter and other information about the Company.

•

In addition, printed copies of the Company’s Corporate Governance Guidelines, the Code of Business Conduct, Statement of Ethical Principles, the Audit Committee Charter, the Compensation Committee Charter and the Annual Report on Form 10-K will be furnished without charge (except exhibits) to any shareholder upon written request addressed to the Treasurer of the Company at 1150 15th Street, NW, Washington, DC 20071.

Q:	Can I receive materials relating to annual shareholder meetings electronically?

A:            To assist the Company in reducing costs related to the Annual Meeting, shareholders who vote via the Internet may consent to electronic delivery of mailings related to future annual shareholder meetings. The Company also makes its proxy statements and annual reports available online and may eliminate mailing hard copies of these documents to those shareholders who consent in advance to electronic distribution. If you hold shares in your own name and you are voting via the Internet, you may consent online when you vote. If you hold shares through an intermediary, such as a bank or broker, please refer to the information provided by your bank or broker for instructions on how to consent to electronic distribution.

PROPOSAL 1: ELECTION OF DIRECTORS

NOMINEES FOR ELECTION BY CLASS A SHAREHOLDERS

Lee C. Bollinger

Mr. Bollinger, age 62, became the 19th President of Columbia University in June 2002. Prior to becoming President of Columbia University, where he also serves as a member of the Law School faculty, Mr. Bollinger served as President of the University of Michigan for five years and as Dean of the University of Michigan Law School for seven years. He is a Director of the Federal Reserve Bank of New York and a Trustee of the Kresge Foundation. He is also a Trustee of Educational Testing Service and the Institute of International Education. Mr. Bollinger is the recipient of numerous honorary degrees and awards, most notably for his national leadership in defending affirmative action, for his service in higher education and for his defense of freedom of speech and academic freedom. Mr. Bollinger was elected a Director of the Company in May 2007 and is a member of the Compensation Committee of the Board.

Warren E. Buffett

Mr. Buffett, age 78, has been Chairman of the Board and Chief Executive Officer of Berkshire Hathaway Inc. (a diversified holding company) for more than 38 years. He was elected a Director of the Company in May 1996. Mr. Buffett is a member of the Executive Committee of the Board and serves as Chairman of the Finance Committee and as lead Director of the Board. Mr. Buffett also served as a Director of the Company between 1974 and 1986.

Barry Diller

Mr. Diller, age 67, has been Chairman of the Board and Chief Executive Officer of IAC/InterActiveCorp (an information, entertainment and direct selling company) since August 1995, and Chairman and Senior Executive of Expedia, Inc., since August 2005. He was elected a Director of the Company in September 2000 and is a member of the Finance and Compensation Committees of the Board. Since December 1992, beginning with QVC, Mr. Diller has served as chief executive for a number of predecessor companies engaged in media and interactivity prior to the formation of IAC/InterActiveCorp. From October 1984 to April 1992, Mr. Diller served as Chairman and Chief Executive Officer of Fox, Inc., and was responsible for the creation of Fox Broadcasting Company, in addition to Fox’s motion picture operations. Prior to joining Fox, Inc., he served for ten years as Chairman of the Board of Directors of Paramount Pictures Corporation. Before joining Paramount, Mr. Diller served as Vice President of Prime Time Television for ABC Entertainment. Mr. Diller is Chairman of Ticketmaster and a Director of The Coca-Cola Company and of Conservation International. He also is a member of the Board of Trustees of New York University and serves on the boards of a number of other educational and non-profit organizations.

Melinda F. Gates

Mrs. Gates, age 44, is Co-Chair of the Bill & Melinda Gates Foundation. She was elected a Director of the Company in September 2004. Mrs. Gates held a number of different positions after joining Microsoft Corporation in 1987; she retired from her position as Microsoft’s General Manager of Information Products in 1996. Following her retirement, Mrs. Gates has directed her activities toward the non-profit world, having served as a member of the Board of Trustees of Duke University and as Co-Chair of the Washington State Governor’s Commission on Early Learning.

Thomas S. Gayner

Mr. Gayner, age 47, is Executive Vice President and Chief Investment Officer of Markel Corporation, a publicly traded insurance holding company headquartered in Glen Allen, Virginia. Mr. Gayner was elected a Director of the Company in January 2007 and is a member of the Finance Committee of the Board and serves as Chairman of the Audit Committee. Since 1990, he has served as President of Markel Gayner Asset Management; he also served as a Director of Markel Corporation from 1998 to 2003. Previously, he had been a certified public accountant at PricewaterhouseCoopers LLP and a Vice President of Davenport & Company of Virginia. Mr. Gayner serves on the Board of Directors of Colfax Corporation, The Davis Funds and the Community Foundation of Richmond.

Donald E. Graham

Mr. Graham, age 63, has been Chairman of the Board of the Company since September 1993 and Chief Executive Officer of the Company since May 1991. Mr. Graham served as President of the Company between May 1991 and September 1993. He also was Publisher of The Washington Post for 21 years, a position he held between 1979 and 2000. Mr. Graham has been a Director of the Company since 1974 and is Chairman of the Executive Committee and a member of the Finance Committee of the Board. By virtue of his ownership of 49.7% of the outstanding Class A stock of the Company and his right to control the vote, as a Trustee of certain family trusts, of an additional 26.4% of such stock, Mr. Graham effectively votes a total of 76.1% of the Class A shares. Mr. Graham is a Trustee of the Federal City Council and the Philip L. Graham Fund. He serves as Chairman and a Director of DC College Access Program and as a Director of The Summit Fund of Washington, the College Success Foundation, KIPP-DC and has agreed to serve on the board of Facebook.

Anne M. Mulcahy

Mrs. Mulcahy, age 56, has been Chairman of the Board of Xerox Corporation since 2002 and Chief Executive Officer since 2001. Mrs. Mulcahy was elected a Director of the Company in January 2008. From May 2000 through July 2001, she was President and Chief Operating Officer of Xerox. Mrs. Mulcahy began her Xerox career as a field sales representative and assumed positions with increasing responsibility in sales and senior management. She was Vice President for Human Resources before becoming Chief Staff Officer and later Corporate Senior Vice President. In addition to serving on the Xerox Board of Directors, she is a Director of Citigroup Inc., Target Corporation and the non-profit Catalyst, Inc.

NOMINEES FOR ELECTION BY CLASS B SHAREHOLDERS

Christopher C. Davis

Mr. Davis, age 43, is Chairman of Davis Selected Advisers, Inc., an investment counseling firm. He became a Director of the Company in January 2006 and is a member of the Audit and Finance Committees of the Board. Mr. Davis is also a director and officer of a number of mutual funds advised by Davis Selected Advisers, L.P., as well as other entities controlled by Davis Selected Advisers, L.P. Mr. Davis is Chairman of the Board of the Hudson Highland Land Trust and a Trustee of the American Museum of Natural History and the Shelby Cullom Davis Charitable Fund.

John L. Dotson Jr.

Mr. Dotson, age 72, is Publisher Emeritus of the Beacon Journal (Akron, Ohio) where, prior to his retirement in 2001, he had been President and Publisher. He became a Director of the Company in July 2001 and is a member of the Compensation and Audit Committees of the Board. Mr. Dotson is a Co-Founder of the Maynard Institute for Journalism Education.

Ronald L. Olson

Mr. Olson, age 67, has been since 1970 a partner in the law firm of Munger, Tolles & Olson LLP, which is one of several law firms retained by a subsidiary of the Company in 2008 and which may again be retained in 2009. He became a Director of the Company in September 2003 and is Chairman of the Compensation Committee. Mr. Olson is a Director of Berkshire Hathaway Inc., Edison International, City National Corporation, and is a Trustee for Western Asset Funds. He is a Director and serves on the Audit Committee of the RAND Corporation and is a Director of a number of other non-profit organizations.

Board Committees

The standing committees of the Board include an Audit Committee, a Compensation Committee, a Finance Committee and an Executive Committee.

Given the ownership structure of the Company and its status as a “controlled company” (see page 10), the Board does not have a Nominating Committee. Decisions on nominees to the Board are made through consultation between the Chairman of the Board and the other members of the Board. The Company has not utilized the services of any third party to assist in identifying and evaluating nominees.

Audit Committee

The functions of the Audit Committee include overseeing (i) management’s conduct of the Company’s financial reporting process (including the development and maintenance of systems of internal accounting and financial controls); (ii) the integrity of the Company’s financial statements; (iii) the Company’s compliance with legal and regulatory requirements; (iv) the qualifications and independence of the Company’s outside auditor; (v) the performance of the Company’s internal audit function; (vi) the outside auditor’s annual audit of the Company’s financial statements and (vii) the preparation of any report required by the rules and regulations of the Securities and Exchange Commission. A current copy of the Audit Committee’s Charter is available on the Company’s website, www.washpostco.com; a copy of such Charter will be furnished without charge to any shareholder upon written request addressed to the Treasurer of the Company at 1150 15th Street, NW, Washington, DC 20071.

Christopher C. Davis, John L. Dotson Jr. and Thomas S. Gayner (Chairman) serve on the Audit Committee. The Board of Directors has determined that all members of the Audit Committee are non-employee, “financially literate,” “independent” Directors within the meaning of the New York Stock Exchange listing standards. None of the members of the Audit Committee has accepted, other than in his capacity as a Committee or Board member, any consulting, advisory or other compensatory fee from the Company or its affiliates, and none of the members of the Audit Committee has a material relationship with the Company.

The Board has determined that Thomas S. Gayner has the requisite background and experience to be (and is) designated an “audit committee financial expert” within the meaning of Item 407(d)(5)(ii) of Regulation S-K. In addition, the Board has determined that all of the members of the Audit Committee are well-grounded in financial matters and are familiar with generally accepted accounting principles. All of the members of the Audit Committee have a general understanding of internal controls and procedures for financial reporting, as well as an understanding of audit committee functions. To the extent that matters come before the Audit Committee that involve accounting issues, the members of the Audit Committee consult with and rely on experts for their expertise. In addition, the Audit Committee has authority to obtain advice from internal or external legal or other advisors.

The Audit Committee held seven meetings in 2008.

Compensation Committee

The functions of the Compensation Committee include (i) reviewing the compensation of the Company’s Chief Executive Officer; (ii) consulting with the Chief Executive Officer with respect to the compensation of the Company’s other executives (including, specifically, approving all salaries of $250,000 or more per year for employees of Kaplan, Inc., and those of $200,000 or more per year for employees of all of the other business units, including corporate; all incentive compensation awards and all other bonuses, other than sales bonuses, of $40,000 or more, $75,000 in the case of Kaplan employees; and awards of restricted stock and stock options); (iii) overseeing the administration and determination of awards under the Company’s compensation plans; and (iv) preparing any report on executive compensation required by the rules and regulations of the Securities and Exchange Commission.

Lee C. Bollinger, Barry Diller, John L. Dotson Jr. and Ronald L. Olson (Chairman) serve on the Compensation Committee. All members of the Compensation Committee are non-employee, “independent” Directors within the meaning of the listing requirements of the New York Stock Exchange.

The Compensation Committee held six meetings in 2008.

Finance Committee

The functions of the Finance Committee include (i) reviewing with management the capital needs of the Company and (ii) considering and making recommendations to the Board related to dividend policy, major acquisitions and dispositions of businesses, incurrence of indebtedness, selection of managers of defined benefit plan assets, stock repurchase programs and certain other financial matters.

Warren E. Buffett (Chairman), Christopher C. Davis, Barry Diller, Thomas S. Gayner and Donald E. Graham serve on the Finance Committee. Messrs. Davis and Gayner were appointed to the Committee in January 2009.

The Finance Committee held one meeting in 2008.

Executive Committee

The Executive Committee has and may exercise all of the powers of the Board that may be delegated by law in the management of the business and affairs of the Company and exercises the authority of the Board between meetings.

Warren E. Buffett and Donald E. Graham (Chairman) serve on the Executive Committee.

The Executive Committee held five meetings in 2008.

Meeting Attendance

The Board held a total of six meetings in 2008. Each Director attended at least 75% of the meetings of the Board and the committees of the Board on which the Director served.

The Board does not have a policy of requiring Directors to attend annual meetings of shareholders and leaves it entirely at the discretion of each Director as to whether he or she will attend the Meeting. Four Directors attended the 2008 Annual Meeting of Shareholders.

Director Compensation

Annual Payments. During 2008, non-employee Directors received the following:

•	$70,000 as a retainer and
•	reimbursement of out-of-pocket expenses for the meetings they attended.

Each non-employee Chairman of a Board committee receives an additional $5,000. Members of the Audit Committee also receive an additional $10,000 annually for their service on that committee. Employee Directors receive no additional compensation for serving on the Board.

The total 2008 compensation of non-employee Directors is shown on the following table:

DIRECTOR COMPENSATION

Name (a)	Fees Earned or Paid in Cash ($) (b)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($) (h)
A. Lee C. Bollinger	$70,000	–	–	$70,000
B. Warren E. Buffett	75,000	–	–	75,000
C. Christopher C. Davis	80,000	–	–	80,000
D. Barry Diller	70,000	–	–	70,000
E. John L. Dotson Jr.	80,000	–	–	80,000
F. Melinda F. Gates	70,000	–	–	70,000
G. Thomas S. Gayner	82,500	–	–	82,500
H. Anne M. Mulcahy	70,000	–	–	70,000
I. Ronald L. Olson	75,000	–	–	75,000
J. Richard D. Simmons*	42,500	–	–	42,500

* Board term ended May 8, 2008.

The Company has in place a voluntary Deferred Compensation Plan for Directors of the Company. The Plan provides an opportunity for participants to elect to defer the receipt of either all or a portion of the fees received for service as a Director. Elections to defer must be filed in advance of earning such fees. Deferred amounts will earn investment credits in accordance with participant elections from a choice of investment funds. None of the deferred amounts was credited with above-market interest. Deferred amounts will be payable at retirement or such other future date as specified by the participant at the time of election. The Company does not provide stock awards, option awards or other non-equity compensation to Directors.

“Controlled Company”

The descendants of Katharine Graham (including the Company’s Chief Executive Officer and Chairman of the Board) and trusts for the benefit of those descendants own the majority of the shares of Class A Common Stock, have the right to vote for 70% of the Board of Directors; thus the Company is a “controlled company” for purposes of Section 303A.00 of the New York Stock Exchange Listed Company Manual. As a “controlled company,” the Company is exempt from certain governance requirements, including the requirement that it have a nominating/corporate governance committee, and the Company does not deem it necessary to have such committee. The Company does not have a procedure by which shareholders may recommend nominees to the Board. Notwithstanding the fact that as a “controlled company” the Company is not required to have a board of directors comprised of a majority of “independent” directors, the Board has determined that current members Lee C. Bollinger, Warren E. Buffett, Christopher C. Davis, Barry Diller, John L. Dotson Jr., Melinda F. Gates, Thomas S. Gayner, Anne M. Mulcahy and Ronald L. Olson (who together constitute a majority of the Board) are “independent” within the meaning of Section 303A.02 of the New York Stock Exchange Listed Company Manual.

Meetings of the Non-Management Directors

The listing requirements of the New York Stock Exchange call for the non-management Directors of the Company to meet regularly in executive session without management. The Board has appointed Warren E. Buffett as lead Director and has authorized him to preside at the executive sessions. The non-management Directors met in executive session in September 2008 and expect to meet in executive session in 2009 as appropriate.

Compensation Committee Interlocks and Insider Participation

Lee C. Bollinger, Barry Diller, John L. Dotson Jr., and Ronald L. Olson served as members of the Compensation Committee in 2008. No member of the Compensation Committee has ever been an employee of the Company. Ronald L. Olson, Chairman of the Compensation Committee, is a partner in the law firm of Munger, Tolles & Olson LLP (“Munger, Tolles”). Munger, Tolles provides legal services to Kaplan, Inc. (“Kaplan”). In 2008, Kaplan paid approximately $136,000 to Munger, Tolles in legal fees and associated costs.

Communicating with Directors

Interested parties may communicate concerns to the lead Director or to the other Directors of the Company through Global Compliance Services, the Company’s third-party-managed hotline, via telephone at 1-866-687-8972 or online at www.compliance-helpline.com/WashPostCo.jsp.

STOCK HOLDINGS OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The information in the following two tables relates to each person who, on February 1, 2009, was a “beneficial owner” (as defined under the proxy rules of the Securities and Exchange Commission) of more than 5% of the Company’s Class A or Class B Stock. Under the proxy rules, a person is deemed to be the “beneficial owner” of stock if such person has (or shares) either investment power or voting power over such stock or has (or shares) the right to acquire such stock within 60 days by any of a number of means, including the conversion of another security that is convertible into such stock. A substantial number of shares of the Company’s Class A and Class B Stock are held in trusts or subject to other agreements that provide for the sharing of investment power, voting power or both among several persons, each of whom is deemed by the Securities and Exchange Commission to be a “beneficial owner” of the shares so held. Furthermore, in many cases such persons do not include the beneficiary of the trust who, although not deemed to be a “beneficial owner” in the absence of voting or investment power over the shares, is nevertheless shown below as a “beneficial owner” because of the beneficiary’s economic interest in the shares. In addition, since all of the shares of Class A Stock are convertible at the option of the holder into Class B Stock on a share-for-share basis, each “beneficial owner” of shares of Class A Stock is deemed by the Securities and Exchange Commission to be a “beneficial owner” of the same number of shares of Class B Stock. In indicating below a person’s “beneficial ownership” of shares of Class B Stock, it has been assumed that such person has converted into Class B Stock all shares of Class A Stock of which such person is a “beneficial owner.” For these reasons, there is very substantial duplication in the numbers of shares and percentages shown in the following table.

Principal Holders of Stock

Name and Address of Beneficial Owner	Shares (%)
	Class A Stock	Class B Stock*
Donald E. Graham (a)(h)	1,206,260 (93.4%)	3,184,475 (33.9%)
1150 15th Street, NW
Washington, DC
William W. Graham (b)(h)	222,187 (17.2%)	**
1185 Corsica Drive
Los Angeles, CA
Stephen M. Graham (c)(h)	208,255 (16.1%)	**
18 East 78th Street
New York, NY
Elizabeth G. Weymouth (d)(h)	425,711 (33.0%)	528,262 (5.6%)
251 West 57th Street
New York, NY
George J. Gillespie III (e)(h)	311,135 (24.1%)	**
825 Eighth Avenue
New York, NY
Daniel L. Mosley (f)(h)	919,345 (71.2%)	1,098,481 (11.7%)
825 Eighth Avenue
New York, NY
Berkshire Hathaway Inc. (g)	–	1,727,765 (18.4%)
1440 Kiewit Plaza
Omaha, NE
Southeastern Asset Management (i)	–	435,958 (5.4%)
6410 Poplar Avenue, Suite 900
Memphis, TN

*

The calculations set forth in this table relating to percentage ownership of Class B Stock include 1,291,693 shares of Class B Stock issuable upon conversion of shares of Class A Stock beneficially owned, with the exception of Southeastern Asset Management. The percentage calculation for Southeastern Asset Management does not include the conversion of Class A shares to Class B shares.

**	Less than 5%.

(Footnotes continued on following page.)

(a)

According to information as of February 1, 2009, and available to the Company, Mr. Donald Graham has voting and investment power with respect to shares of Class A Stock as follows: shared voting power, 1,206,260 (93.4%) shares; and shared investment power, 1,206,260 (93.4%) shares.

Mr. Graham also has voting and investment power with respect to shares of Class B Stock as follows: sole voting power, 1,727,765 (21.3%) shares; shared voting power 230,450 (2.8%) shares; and shared investment power, 230,450 (2.8%) shares; and 1,206,260 (14.9%) shares issuable upon conversion of shares of Class A Stock deemed to be beneficially owned by Mr. Graham. The holdings of Class B Stock recorded for Mr. Graham also include shares of Class B Stock owned by subsidiaries of Berkshire Hathaway Inc. (“Berkshire”), which have the sole investment power of the shares; sole voting power is held by Mr. Donald Graham under an agreement dated February 25, 1977, and amended and extended on September 13, 1985, May 15, 1996 and July 6, 2006, which has a termination date (which may be extended) of February 24, 2017.

(b)

According to information as of February 1, 2009, and available to the Company, Mr. William Graham has voting and investment power with respect to shares of Class A Stock as follows: shared voting power, 47,252 (3.7%) shares; and shared investment power, 47,252 (3.7%) shares. In addition, Mr. William Graham, as the beneficiary of trusts even though he has no voting or investment power with respect thereto, is deemed to be the beneficial owner of 174,935 (13.5%) shares of Class A Stock. The holdings of Class B Stock recorded for Mr. William Graham, including shares issuable upon conversion of shares of Class A Stock deemed to be beneficially owned by Mr. Graham, are less than 5%.

(c)

According to information as of February 1, 2009, and available to the Company, Mr. Stephen Graham has voting and investment power with respect to shares of Class A Stock as follows: sole voting power, 15,687 (1.2%); sole investment power, 15,687 (1.2%); shared voting power, 74,068 (5.7%) shares; and shared investment power, 74,068 (5.7%) shares. In addition, Mr. Stephen Graham, as the beneficiary of trusts (even though he has no voting or investment power with respect thereto) is deemed to be the beneficial owner of 118,500 (9.2%) shares of Class A Stock. The holdings of Class B Stock recorded for Mr. Stephen Graham, including shares issuable upon conversion of shares of Class A Stock deemed to be beneficially owned by Mr. Graham, are less than 5%.

(d)

According to information as of February 1, 2009, and available to the Company, Mrs. Elizabeth Weymouth has voting and investment power with respect to shares of Class A Stock as follows: sole voting power, 40,126 (3.1%) shares; sole investment power, 40,126 (3.1%) shares; shared voting power, 325,960 (25.2%) shares; and shared investment power, 325,960 (25.2%) shares. In addition, Mrs. Weymouth, as the beneficiary of a trust (even though she has no voting or investment power with respect thereto) is deemed the beneficial owner of 59,625 (4.6%) shares of Class A Stock.

Mrs. Weymouth also has voting and investment power with respect to shares of Class B Stock as follows: sole voting and investment power, 10,000 (<1%) shares; shared voting and investment power, 62,676 (<1%) shares; and 435,711 (4.6%) shares issuable upon conversion of shares of Class A Stock deemed to be beneficially owned by Mrs. Weymouth.

(e)

According to information as of February 1, 2009, and available to the Company, Mr. George J. Gillespie III, as a Trustee of various trusts, has voting and investment power with respect to shares of Class A Stock as follows: shared voting power, 311,135 (24.1%) shares; and shared investment power, 311,135 (24.1%) shares. In addition, Mr. Gillespie has voting and investment power with respect to shares of Class B Stock as follows: shared voting and investment power, 74,515 (<1%) shares. The holdings of Class B Stock recorded for Mr. Gillespie include 311,135 (3.3%) shares issuable upon conversion of shares of Class A Stock deemed to be beneficially owned by Mr. Gillespie as a Trustee of various trusts.

(f)

According to information as of February 1, 2009, and available to the Company, Mr. Daniel Mosley, as a Trustee of various trusts, has voting and investment power with respect to shares of Class A Stock as follows: shared voting power, 919,345 (71.2%) shares; and shared investment power, 919,345 (71.2%) shares. In addition, Mr. Mosley has voting and investment power with respect to shares of Class B Stock as follows: shared voting and investment power, 179,136 (2.2%) shares. The holdings of Class B Stock recorded for Mr. Mosley include 919,345 (9.8%) shares issuable upon conversion of shares of Class A Stock deemed to be beneficially owned by Mr. Mosley as a Trustee of various trusts.

(g)

According to information as of February 1, 2009, and available to the Company, Berkshire is the beneficial owner of 1,727,765 (18.4%) shares of Class B Stock. The ownership of these shares is through several subsidiaries of Berkshire. Mr. Warren Buffett is Chairman of the Board of Berkshire. Mr. Buffett owns approximately 26.9% of the aggregate economic interest of Berkshire Class A and Class B common stock, and Mr. Buffett may be deemed to be in control of Berkshire under federal securities laws. With respect to shares of Class B Stock owned by subsidiaries of Berkshire, Mr. Buffett, Berkshire and such subsidiaries may be considered to share investment power. Pursuant to an agreement dated February 25, 1977, and amended and extended on September 13, 1985, May 15, 1996, and July 6, 2006, which has a termination date (which may be extended) of February 24, 2017, Mr. Buffett, Berkshire and such subsidiaries have granted Mr. Donald Graham a proxy to vote such shares at his discretion.

(h)

According to information as of February 1, 2009, and available to the Company, Mr. Donald Graham, Mrs. Weymouth and Mr. Gillespie share voting and investment power over 294,935 (22.8%) shares of Class A Stock; Mr. Gillespie and Mr. William Graham share voting and investment power over 10,800 (<1%) shares of Class A Stock; Mr. Donald Graham and Mr. Daniel L. Mosley share voting and investment power over 777,800 (60.2%) shares of Class A Stock; Mr. Donald Graham, Mr. Mosley and Mr. William Graham share voting and investment power over 56,977 (4.4%) shares of Class A Stock; Mr. Donald Graham, Mr. Mosley and Mr. Stephen Graham share voting and investment power over 60,648 (4.7%) shares of Class A Stock; Mr. Stephen Graham and Mr. Mosley share voting and investment power over 13,420 (1.0%) shares of Class A Stock.

(i)

According to information based on the Schedule 13G filing by Southeastern Asset Management on February 6, 2009, Southeastern Asset Management (“Southeastern Asset”) was deemed to be the beneficial owner of 435,958 (5.4%) shares of Class B Stock. Southeastern Asset has sole voting and investment power over 78,505 (1.0%) shares of Class B Stock.

The table below, which is based on information furnished to the Company by its Directors and officers, shows as of February 1, 2009, for each person nominated for election as a Director, each named executive officer and for all Directors and executive officers of the Company as a group, the number of shares of each class of Common Stock “beneficially owned” (as defined in the Securities and Exchange Commission’s proxy rules) and, in the case of each nominee for election as a Director, the nature of such “beneficial ownership.” For the reasons set forth in the first paragraph of this section of the Proxy Statement, there is very substantial duplication in the numbers of shares and percentages shown in the following table.

Holdings of Directors and Officers*

Shares (%)
	Class A	Class B (a)
Lee C. Bollinger¯	–	–
Warren E. Buffett¯(b)	–	1,727,765 (18.4%)
Christopher C. Davis¯	–	5,000(c)
Barry Diller¯	–	1,000(c)
John L. Dotson Jr.¯	–	100(c)
Melinda F. Gates¯	–	1,100(c)
Thomas S. Gayner¯(d)	–	5,300(c)
Donald E. Graham¯+(e)	1,206,260 (93.4%)	3,184,475 (33.9%)
Boisfeuillet Jones, Jr.+(f)	–	6,710(c)
Ann L. McDaniel+(g)	–	5,581(c)
Anne M. Mulcahy¯	–	–
Ronald L. Olson¯	–	300(c)
Gerald M. Rosberg+(h)	–	7,225(c)
All Directors and executive officers as a group, eliminating duplications( i) (16 individuals)	1,206,260 (93.4%)	3,216,791 (34.2%)

*	Unless otherwise indicated, the Directors and officers listed have sole voting and investment power with respect to such securities. None of the securities has been pledged as security.

(a)	Includes 1,291,693 shares of Class B Stock issuable upon conversion of shares of Class A Stock beneficially owned.

(b)	With respect to voting securities which may be beneficially owned by Mr. Buffett, see footnote (g) on page 13.

(c)	Less than 1%.

(d)	Includes 5,200 shares of Class B Stock held for the account of a number of beneficial owners in which Mr. Gayner disclaims beneficial ownership.

(e)	See Table of “Principal Holders of Stock” on page 12.

(f)	Includes 2,000 shares Mr. B. Jones has the right to purchase on or before April 1, 2009, pursuant to stock options, and 3,591 shares held indirectly through a revocable trust.

(g)	Includes 2,500 shares Ms. McDaniel has the right to purchase on or before April 1, 2009, pursuant to stock options, and 81 shares held in a trust for the benefit of relatives.

(h)	Includes 4,000 shares Mr. Rosberg has the right to purchase on or before April 1, 2009, pursuant to stock options.

(i)

Includes 10,500 shares of Class B Stock which Directors and executive officers have the right to purchase on or before April 1, 2009, pursuant to stock options, and shares of restricted stock awarded to executive officers in accordance with The Washington Post Company Incentive Compensation Plan. It does not include 51,630 shares of Class B Stock held as of February 1, 2009, by the trustee of various savings plans maintained by the Company and its business units over which the trustee has voting and investment powers.

¯	Director.

+	Executive Officer.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Directors, executive officers and persons who own more than 10% of a registered class of the Company’s equity securities to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Class B Stock.

During the fiscal year ended December 28, 2008, the Company reports two deficiencies in meeting its Section 16(a) reporting requirements. Boisfeuillet Jones, Jr., was elected Vice Chairman of the Company on February 26, 2008, and the Form 3 to report such event was not filed with the Securities and Exchange Commission until April 10, 2008. Wallace R. Cooney was elected Vice President and Chief Accounting Officer of the Company on June 11, 2008, and the Form 3 to report such event was not filed with the Securities and Exchange Commission until August 22, 2008. To the Company’s knowledge, based solely on a review of such reports and on information furnished to the Company and written representations that no other reports were required, all other applicable Section 16(a) filing obligations were met.

PROPOSAL 2: APPROVAL OF CERTAIN AMENDMENTS TO

THE COMPANY’S INCENTIVE COMPENSATION PLAN

The Company maintains The Washington Post Company Incentive Compensation Plan, as amended and restated, and approved by shareholders of the Company on May 11, 2006 (the “Plan”). The purpose of the Plan is to provide greater incentives to those employees who have been or will be responsible for the Company’s future growth, profitability and continued success, and to strengthen the ability of the Company and its subsidiaries to attract, motivate and retain such employees. There are at present approximately 227 employees who are participants under the Plan and receive annual bonus awards, hold restricted stock grants and/or hold grants of performance units (a number of whom, in the case of restricted stock and performance units grants, have received more than one grant). Awards are granted at the discretion of the Compensation Committee of the Board of Directors, consisting of not less than three members of the Board, each of whom must be a “disinterested” person within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended. Members of the Compensation Committee are appointed by the Board of Directors of the Company, serve at the pleasure of the Board and are ineligible to receive awards of any kind. The Committee shall have complete authority to establish rules and regulations for the administration of the Plan. The current members of the Compensation Committee are Lee C. Bollinger, Barry Diller, John L. Dotson Jr. and Ronald L. Olson.

Under Section 162(m) of the Internal Revenue Code (the “Code”), the Company must satisfy certain conditions in order to retain its federal income tax deduction for compensation in excess of $1 million per year to its chief executive officer and the three other officers, not including the chief financial officer, that are employed by the Company at the end of the year whose compensation is required to be disclosed in its annual proxy statement, unless such compensation qualifies as performance-based compensation. The Plan provides for, among other things, annual incentive awards that are intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code.

Accordingly, the Plan sets forth a cap on the maximum amount of annual incentive awards that may be paid to “covered employees” within the meaning of Section 162(m). In particular, the Plan currently provides that the aggregate value of the Annual Awards (including the payout value of any Special Annual Incentive Award) payable to any participant with respect to any fiscal year will not exceed in value the greater of (i) 200% of a participant’s base earnings in the fiscal year to which such awards apply; (ii) $10 million or (iii) in the case of a participant who is the president or chief executive officer of one of the Company’s business units (not including the President or Chief Executive Officer of the Company), 1% of such business unit’s revenue for the fiscal year with respect to which the award is to be paid. The Plan also provides that annual incentive compensation awards for any year will not exceed 10% of that year’s Incentive Profit, which is calculated as follows: (a) there is first calculated an amount equal to 12% of Stockholders’ Equity (as defined in the Plan), such amount being called the Basic Return on Equity; and (b) the Basic Return on Equity is then subtracted from the Company’s Consolidated Profit before Income Taxes (as defined in the Plan), the remainder being called Incentive Profit. For 2008, the maximum amount that could have been awarded under the Plan was $6.3 million; the amount actually awarded was $5.2 million.

For purposes of Section 162(m), the Board of Directors has amended the Plan by replacing the limitations summarized in the immediately preceding paragraph, subject to shareholder approval, with a provision stating that the amount that can be paid to any executive officer of the Company (as determined at the beginning of the applicable year) for any year cannot exceed $10 million or, in the case of an executive who is the president or chief executive officer of one of the Company’s business units, the greater of $10 million or 1% of such business unit’s revenue for the fiscal year with respect to which the award is to be paid.

Separately, the Board of Directors has also included, in revised form, the portion of the existing limit on annual executive compensation related to the Company’s profits. This limit has been revised to take into account that senior executives of the Company and all its subsidiaries are expected to receive an annual bonus pursuant to the Plan if relevant performance goals are met. Previously, certain of those executives participated in other plans. As revised, the aggregate amount of regular annual bonuses payable under the Plan for a fiscal year to senior executives of the Company and its subsidiaries will not exceed 20% of Adjusted Operating Income for such year.

The term “Adjusted Operating Income,” as used in the Plan, will mean an amount equal to the earnings of the Company before deduction for interest, taxes, depreciation and amortization and shall be exclusive of special credits and charges and extraordinary items, all as determined by the Committee in its absolute discretion.

The full text of the Plan as it is proposed to be amended is attached to this Proxy Statement as Exhibit A. The following brief summary of the Plan is qualified in its entirety by the full text of the Plan.

ANNUAL INCENTIVE BONUSES

The Plan provides for the payment of regular and special annual awards. Annual incentive awards that are intended to qualify as “qualified performance-based compensation” under Section 162(m) can be based on achievement of the performance goals related to the following: operating income, cash flow, shareholder return, earnings per share, return on assets, return on equity, operating and/or cash flow margins, cost control, measures of economic value added (EVA) and/or quantitative revenue, growth or profitability measurements.

LONG-TERM INCENTIVES

To balance the annual awards, which are intended to reward short-term financial performance, the Plan currently also provides incentives for improved financial performance over longer periods. The Plan authorizes the Compensation Committee to make awards in the form of Performance Units, Restricted Stock and Special Long-Term Incentive Awards.

Performance Units

The performance-based goals for Performance Units are to be based on operating income, cash flow, shareholder return, earnings per share, return on assets, return on equity, operating and/or cash flow margins, cost control, measures of economic value added and/or quantitative revenue, growth or profitability measurements.

Restricted Stock

Initially, 425,000 shares of Class B Stock were reserved for Restricted Stock awards under the Plan. As of December 28, 2008, there remained 166,600 shares of Class B Stock reserved for issuance under the Plan. Of that number, 32,785 shares were subject to awards outstanding and 133,815 shares were available for future awards.

Special Long-Term Incentive Awards

The Committee also has the ability to grant Special Long-Term Incentive Awards, including special long-term bonuses, with the vesting dates for such awards being not less than one year or more than six years from the date of the award to which it relates. Not later than the beginning of the applicable vesting period of a Special Long-Term Incentive Award, the Committee establishes a method for determining the earned value of a Special Long-Term Incentive Award, which will be based on written goals relating to one or more of the following factors: operating income, cash flow, shareholder return, earnings per share, return on assets, return on equity, operating and/or cash flow margins, cost control, measures of economic value added (EVA) and/or quantitative revenue, growth or profitability measurements, which may be in respect of the Company as a whole or of any business unit thereof.

Limit on Amounts Payable for Long Term Incentive Awards

The maximum number of Class B shares that may be awarded to any individual for any performance period may not exceed 10,000 shares. The payment of an award of Performance Units and Special Long-Term Incentive Awards shall not exceed $5 million each, and $10 million in the aggregate, except that a participant who is the president or chief executive officer of one of the Company’s business units (but not including the President or Chief Executive Officer of the Company) with respect to any fiscal year would not exceed 1% of such business unit’s revenue for the fiscal year with respect to which the award is to be paid.

AMENDMENT OF THE PLAN

The Plan may be amended by the Board of Directors of the Company. However, approval of stockholders in accordance with the requirements of the law of the State of Delaware must be obtained for any amendment that (A) increases either (i) the maximum number of shares of Restricted Stock that may be awarded under the Plan; (ii) the maximum number of shares of Restricted Stock or Performance Units that may be awarded to a participant; (iii) the maximum payout value of a Performance Unit or a Special Long-Term Incentive Award; or (iv) the percentage ceiling on the aggregate amount of long-term bonuses which may be awarded or (B) changes the Section 162(m) limit on the amount of annual incentive awards. On February 24, 2009, the Board of Directors of the Company amended the amendment provision of the Plan to provide, as described above, that the standard for any required shareholder approval will be the standard dictated by law.

Under Delaware General Corporation Law and the Company’s certificate of incorporation and by-laws, the effectiveness of the proposal requires only the favorable vote of a majority of the holders of Class A Common Stock present or represented at the Meeting. Nevertheless, the Board of Directors of the Company has determined to condition the effectiveness of the proposal on the favorable vote of a majority of the holders of Class A Common Stock present or represented at the meeting and a majority of the holders of Class B Common Stock present or represented at the meeting, voting as separate classes. Each Class A Stock Proxy and each Class B Stock Proxy executed and returned by a shareholder will be voted for Proposal 2, unless otherwise indicated on such Proxy. Abstentions have the effect of a negative vote. Under Delaware law, broker non-votes do not have an impact on the outcome of the vote on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

The Compensation Committee (the “Committee”) of the Board of Directors has responsibility for establishing and continually monitoring adherence to the Company’s compensation philosophy – a philosophy designed to attract, retain and motivate qualified and talented employees who are enthusiastic about the Company’s mission and culture. The Committee, which is chaired by Ronald L. Olson and includes Lee C. Bollinger, Barry Diller and John L. Dotson Jr., seeks to establish total compensation packages that are attractive to employees and comparable to, but not dramatically different from, those offered by peer companies in the education and media industries with comparable revenue. Through regular meetings and discussions with management, the Committee ensures that the total compensation paid to all executives, including named executive officers of the Company, and all employees earning more than $200,000 ($250,000 in the case of Kaplan employees) in salary, is fair, reasonable and based on performance goals established to increase value for shareholders by facilitating the long-term growth of the Company. The Committee considers both short-term and long-term plans in determining compensation. Annual plans are used to motivate and reward management for hitting specific yearly goals. Long-term plans, typically three or four years in duration, are designed to reward cumulative long-term growth. All performance targets, however, even those in annual or relatively short-term plans, are designed to reward executives for making decisions that will enhance the long-term value of the Company. No targets are based on quarterly or partial-year results. Some of these plans reward with cash, and others reward with stock-based compensation. The Company has no specific formula for allocating between cash and non-cash compensation or between long-term and current compensation. Management and the Committee select the method of compensation thought most likely to lead to achievement of the goal; however, the Company has historically favored cash compensation over non-cash compensation. Management and the Committee believe that cash incentives provide more targeted awards for specific performance.

All named executive officers, except Donald E. Graham, Chairman and Chief Executive Officer, receive an annual salary and restricted stock awards every other year, and participate in performance-based annual bonus plans and four-year cash-based Performance Unit Plans. Named executive officers and others occasionally receive restricted stock or stock option grants in off-cycle years as a reward for past performance and incentive for future performance. They also receive the benefits of Supplemental Executive Retirement Plans. Mr. Graham receives an annual salary and participates in the Performance Unit Plans and the defined benefit portion of the Supplemental Executive Retirement Plan as described below.

Compensation Committee Charter

The Board has delegated to the Committee the responsibility of overseeing the administration of the Company’s compensation plans and the preparation of all reports and documents required by the rules and regulations of the Securities and Exchange Commission. To fulfill this mission, the Committee is required to meet at least once a year. The Committee annually reviews and approves the corporate goals and objectives upon which the compensation of the Chief Executive Officer and senior management, including the named executive officers, is based. The Committee evaluates the Chief Executive Officer’s performance in light of these goals and objectives. Furthermore, the Committee reviews and makes recommendations to the Board with respect to any incentive compensation plans and equity-based plans for the Company to be adopted or submitted to shareholders for approval. The Committee reviews the Company’s succession plans, including (i) the Chairman and Chief Executive Officer’s recommendations as to a successor should he be disabled or unable to perform his duties for an extended period of time and, annually, (ii) the Company’s efforts at management development.

The Committee may request that any officer or employee of the Company, including its affiliates, or the Company’s outside counsel or an independent auditor, attend meetings of the Committee or meet with any members of, or consultants to, the Committee. The Committee has authority to retain or terminate any compensation consultant used to assist in the evaluation of director, chief executive officer or senior management compensation and has sole authority to approve the consultant’s fees and other retention terms. The Committee did not retain any consultant for such purpose in 2008 and does not intend to do so in 2009. The Committee also has authority to obtain advice and assistance from internal or external legal, accounting or other advisors.

During 2008, the Committee met six times. Mr. Graham, the Chief Executive Officer, and Ms. McDaniel, Senior Vice President and the secretary of the Committee (also a named executive officer), attended all Committee meetings. Representatives of Goldman, Sachs & Co. joined another session by telephone to assist the Committee in estimating the fair value of Kaplan. A copy of the Company’s Compensation Committee Charter is available under the ‘Shareholders’ tab at www.washpostco.com.

Role of Executive Officers in Compensation Decisions

The Committee makes all compensation decisions for the named executive officers of the Company except those perquisites under $200,000 per named executive officer that may be approved by the CEO. The Committee also approves the compensation of all employees earning annual salaries of $200,000 ($250,000 in the case of Kaplan employees) or more and bonuses of $40,000 ($75,000 in the case of Kaplan employees) or more.

Except for awards involving themselves, Mr. Graham and Ms. McDaniel recommend to the Committee the size of each component of compensation based on a discussion with the head of the division where the employee works, a review of his or her performance and a comparison of available compensation survey data for that job and geographic area. The Committee examines each of the suggested compensation actions and, in its sole discretion, modifies the awards when appropriate to better reflect the goals of the Company.

At his request, Mr. Graham has not received a raise in his annual salary in 18 years, nor has he received an annual bonus. He stopped accepting grants of restricted stock in the Company in 2004. All compensation for Ms. McDaniel is determined solely by the Chief Executive Officer and the Committee. The CEO and the Committee use the same performance-based criteria to set Ms. McDaniel’s compensation as they do for all other named executive officers and other senior staffers.

Setting Executive Compensation

To meet its objectives, the Committee asks the Chief Executive Officer and the secretary of the Committee to draft annual and long-term incentive-based cash and non-cash executive compensation plans. The Committee reviews and, in its sole discretion, modifies the formula and goals established for various awards under the plans before the plans take effect, which is no later than the end of the first quarter of the first year covered by the plan.

Through the programs described below, a significant portion of the Company’s executive compensation is linked directly to business unit and corporate performance and stock price appreciation. The Committee intends to continue the policy of linking executive compensation to corporate performance and returns to shareholders and deems it desirable that compensation paid under the Incentive Compensation Plan and the Stock Option Plan meet the requirements of Section 162(m) of the Internal Revenue Code concerning deductibility of executive compensation. However, the Committee reserves the right to put in place compensation programs that do not meet those requirements, which may result in compensation payments that are not deductible to the Company, if such programs are otherwise in the best interests of the Company.

Elements of Compensation

The compensation package offered by the Company to its executive officers consists of the following components:

•	Competitive base salary;
•	Short-term incentive compensation in the form of performance-based annual bonuses;
•	Long-term equity-based incentive compensation in the form of restricted stock, performance units and stock options;
•	Perquisites; and
•	Retirement benefits.

Base Salary

The Company pays named executive officers base salaries to compensate them for services rendered during the fiscal year. Salaries for named executive officers are based on their responsibilities, their prior experience and their recent performance and are evaluated against market data provided by outside surveys. In 2008, the Committee reviewed data from the Towers Perrin Survey of Compensation for Media Executives, which gathers data from media companies that provide print, magazine, broadcast and cable services similar to those provided by the Company. The Company compares its management salaries to those of companies in similar industries and with comparable revenues in order to get a general understanding of the compensation structures maintained by similarly situated companies, but does not target its executives’ compensation at a certain level or percentage based upon other companies’ arrangements. Salaries are typically reviewed on a 12-month or longer cycle, except when there is a significant change in the executive’s responsibilities during a shorter period of time. Such adjustments are determined by evaluating (i) the scope of the new responsibilities, (ii) the competitive market value of that role, (iii) the performance of the individual and (iv) the performance of the Company. The average raise for the named executive officers in 2008 was 3.2% and reflected the achievement of financial and management goals desired by Mr. Graham and the Committee.

With respect to the base salary paid to Mr. Graham in 2008, the Committee took into account a comparison of base salaries paid to chief executive officers of peer education and media companies, the Company’s results in 2008 and Mr. Graham’s performance since 1979, when he became publisher of The Washington Post. The Committee noted that Mr. Graham’s base salary was, and has long been, significantly below the median of base salaries paid to chief executive officers of these peer companies, including other prominent media companies such as The New York Times Company, and publicly held education companies, including Apollo Group, Inc., DeVry, Inc., Strayer Education, Inc. and Corinthian Colleges, Inc. However, at Mr. Graham’s request, the Committee left his salary at $400,000. The Committee does not give significance to Mr. Graham’s below-market salary when reviewing and establishing salaries for other named executive officers.

Performance-Based Incentive Compensation

To supplement base salaries and to reward management (including named executive officers and other employees key to the long-term success of the Company) for meeting specific individual and financial goals, the Class A shareholders of the Company adopted in December 1981 the Long-Term Incentive Compensation Plan, the predecessor plan to the Incentive Compensation Plan now in place. In 2001, the Annual Compensation Plan, originally approved by the Class A Shareholders in February 1974, was combined with the Long-Term Incentive Compensation Plan to create the Incentive Compensation Plan (the “Plan”). The purpose of these plans was and is to provide greater incentives to those employees who have been or will be responsible for the Company’s future growth, profitability and continued success, and to strengthen the ability of the Company to attract, motivate and retain such employees. There are at present approximately 227 employees who are participants under the Plan and receive annual bonus awards, hold restricted stock or stock option grants and/or hold grants of Performance Units. In addition, approximately 40 employees of a subsidiary of the Company will be eligible to participate in the Plan in 2009. Each named executive officer, except Mr. Graham (who only participates in the Performance Units portion of the Plan), participates in each of these programs.

Annual Bonuses

The Plan calls for annual incentive compensation awards based on the Company’s and its business units’ financial performance compared to goals set immediately prior to or at the beginning of the year in which the award is to be earned. The payout upon the achievement of such goals is equal to a percentage of base salary, which is also set at the beginning of the year. Those percentages are determined on an individual basis, taking into account the responsibilities, prior experience and recent performance of the relevant employee. The maximum target percentage for each of the named executive officers is as follows: Mr. Morse, 70%; Mr. B. Jones, 50%; Mr. Rosberg, 100% (to reflect additional responsibilities relating to strategic planning at Kaplan); and Ms. McDaniel, 60%. Mr. Graham has asked the Committee not to grant him an annual bonus award.

In 2008, the annual bonus formula for the named executive officers was based on an earnings per share target because the Committee believed that such a goal would align the interests of shareholders and the named executive officers in growing the value of the Company. Gerald M. Rosberg’s annual bonus was also tied to the performance of Kaplan. Management and the Committee believe that they have designed the targets to be challenging but achievable. Over the past several years, the Company has generally achieved its financial goals and paid out at target or above in the bonus portion of the plan, except for 2001, 2007 and 2008. In 2001, the targets were not met and no bonuses were paid based on this plan. In 2007, the Company achieved 99.2% of the earnings per share goal, as adjusted to exclude certain unusual items, such as foreign exchange gains. For 2008, had the earnings per share been 85% or less than the target, the named executive officers, except Mr. Rosberg, would not have received any bonuses. At target, they could have received 100% of their bonus potential. The maximum payout possible was 175% of target for 135% achievement of the earnings per share goal. In 2008, the Company achieved approximately 86.7% of the earnings per share goal of $31.90, as adjusted to exclude certain unusual items based upon the provisions of the Plan, such as foreign exchange losses; the Compensation Committee also exercised its discretion to exclude certain gains and other unusual charges. In March 2009, the named executive officers, excluding Mr. Graham, were paid between 19% and 24% of their bonus targets.

Bonus awards under the Plan, which includes certain of the Company’s employees at all divisions, for any year may not exceed more than 10% of that year’s Incentive Profit, which is calculated as follows: First, an amount equal to 12% of Shareholder’s Equity (as defined by the Plan) is calculated, which is then subtracted from the Company’s Consolidated Profit Before Income Taxes (as defined by the Plan). The remainder is the Incentive Profit. The Compensation Committee exercised discretion in accordance with the terms of the Plan for 2008. The maximum amount that could have been awarded under the Plan was $6.3 million; the amount actually awarded was $5.2 million to 50 executives throughout the Company, including the named executive officers.

Restricted Stock

No target stock ownership level exists for the named executive officers, but to align the interests of shareholders and management and to ensure that the full potential of an executive’s compensation package cannot be realized unless stock appreciation occurs over a number of years, the Plan also provides for grants of restricted stock in the Company. To determine the number of shares to be granted, the Committee considers on an individual basis the likely value of shares already held, the level of contribution the employee has previously made and the potential of the employee to bring additional value to the Company. The shares are vested at the end of the restriction period, usually four years, and vesting does not accelerate under their terms, except at the discretion of the Committee.

Performance Units

To highlight specific long-term financial goals, the Plan provides for Performance Unit Plans. All named executive officers participate in these plans, in which performance-based goals are determined at the beginning of each four-year award cycle. The goals consider operating income, peer company performance, cash flow, earnings per share, measures of economic value added, print product circulation and/or quantitative revenue growth or profitability measurements of the Company as a whole or individual business units. Management and the Committee believe that they have designed the performance-based goals to be challenging but achievable. In the 2003-2005 award cycle, the Company exceeded its goals and paid out above target. In the 2001-2004 and 2005-2008 award cycles, the targeted performance goals were not met and the plan paid out below target. Each performance unit has a nominal value of $100. The maximum payout of performance units is $200 per unit, and the payment of a total award to any named executive officer at the end of an award cycle may not exceed $5 million.

For each cycle under a Performance Unit Plan, the Committee establishes a valuation formula at the start of the cycle. At the end of the cycle, the unit value is calculated based on application of the formula and payments are made to named executive officers in the year following the end of the cycle. The formula used to calculate the payouts is determined by a weighted combination of factors that relate to individual business unit performance of the Company’s operating divisions. The Compensation Committee may exercise discretion to adjust the calculated payout value. A new four-year cycle commences every two years, with the result that there are always two overlapping cycles in progress.

Awards under the 2005-2008 and the 2007-2010 cycles are based on a two-pronged formula. The formula consists of an average of the value of the performance units of The Washington Post newspaper (“The Post”), Newsweek, Inc. (“Newsweek”), Cable ONE, Inc. (“Cable ONE”) and Post–Newsweek Stations, Inc. (“PNS”) (65%), plus an amount based on Kaplan’s achievement of a cumulative operating income goal excluding Kaplan stock compensation (35%). These targets were selected by the Committee because they reflected the key priorities for the Company on the grant date for the applicable time periods.

For the 2005-2008 cycle, the payout value for the outstanding Performance Units was determined to be $59 per unit. This value is based on application of the formula established at the beginning of the cycle by the Committee. The measures of performance taken into consideration vary by business unit and are described below. The payout values for The Post, Cable One, Newsweek and PNS are averaged, weighted equally and rounded to the nearest dollar to determine 65% of the per unit payout value. The remaining 35% of the per unit payout amount is based on Kaplan’s successful achievement of a cumulative operating income goal for the cycle. In the 2005-2008 cycle, Kaplan did not achieve the cumulative operating income goal, and no amount was added to the amount calculated based on the performance of the other four operating units.

The performance measures used in the formula to measure performance at The Post are (i) an absolute dollar improvement in operating income and (ii) circulation, both as compared with a five-member peer group for the four-year period. If The Post’s dollar improvement exceeds that of all its peers, the maximum payout value of $170 per unit would be attained. If The Post is in second place relative to its peers, the value of a performance unit would be $120 per unit. If The Post performed better than average (i.e., better than two of the five peer newspapers and roughly in the middle of its peer group) the value of a performance unit would be $60 per unit. If The Post’s circulation results are tied with or better than all other newspapers in the peer group, the maximum payout value of $30 per unit would be attained. If The Post is in second place relative to its peers, the value of a performance unit would be $20 per unit. If The Post performed better than average or roughly in the middle of its peer group, the value of a performance unit would be $10 per unit. The payout value determined by each of the two measures is added together to determine the total value of each unit. The total value cannot exceed $200. In the 2005-2008 cycle, The Post achieved circulation results that resulted in a Performance Unit valuation of $20 per unit.

The performance measure used in the formula to measure Cable ONE’s performance for the 2005-2008 cycle was free cash flow relative to a target amount. Valuation of performance units, based on this measure, is as follows:

Performance	Unit Value
110%	$200
105%	$175
100% Target	$150
91%	$15
Less than 91%	$0

Cable ONE’s results were 107.3% of the target amount, which resulted in a Performance Unit value of $186 per unit.

The performance measure used for Newsweek is achievement of adjusted operating income targets for each year during the 2005-2008 cycle. Newsweek did not achieve operating income results in the established range for an award amount in 2005 or 2008. Newsweek’s operating income results for 2006 and 2007 were within the range set for a performance unit payout amount in the middle and bottom of the range of possible payouts, respectively. The resulting performance unit valuation for Newsweek was $43 per unit.

The performance measure used for PNS is PNS’s cumulative cash flow margin ranking compared to the cash flow margins of selected peer companies at the end of the award cycle. The value of each performance unit is determined as set forth in the following table:

PNS Cash Flow Margin Rank	Payout Value of 2005-2008 Cycle
#1	$145 per unit
#2	$100 per unit
#3	$50 per unit
Below #3	$0 per unit

For the 2005-2008 award cycle, the formula provides that payout value will be increased by $6.25 for each of the four years during the award cycle in which PNS’s actual cash flow margin ranks #1 among peer companies. The formula also provides that payout value will be increased by an additional $7.50 for each of the four years during the award cycle in which PNS’s actual cash flow margin ranks not only first, but is 3% higher than the nearest competitor among the peer companies. PNS’s overall cash flow margin rank for the 2005-2008 cycle was second and in two of the years, PNS’s cash flow margin rank was first. The resulting performance unit valuation for PNS was $113 per unit.

The value of Performance Units awarded in the 2007-2010 cycle will be determined at the conclusion of that cycle. The performance measures used in the formula for this cycle are the same as those used in the 2005-2008 cycle. Because the performance measures that comprise the valuation formula for performance units is cumulative for the measures applicable to Kaplan, The Post, Cable ONE and PNS, it is not possible to calculate with certainty any interim performance unit values mid-cycle. Newsweek’s operating income results for the first two years of the cycle would result in a payout in the low end of the targeted performance range for 2007 and no payout for 2008 if the results were calculated midway through the ongoing cycle, resulting in a payout value of approximately $15 per unit for the Newsweek component of the per-unit value. Because of the nature of the Performance Unit Plan, it is not possible to ascertain an interim performance unit value, and no named executive officer is entitled to any payout until the Performance Units vest and the Committee approves the valuation at the conclusion of the cycle.

Mr. Graham holds 7,500 units in the 2005-2008 cycle and 9,750 units in the 2007-2010 cycle. Mr. B. Jones holds 9,000 units in the 2005-2008 cycle and 8,000 units in the 2007-2010 cycle. Mr. Morse holds 5,000 units in the 2005-2008 cycle. Mr. Rosberg holds 3,500 units in the 2005-2008 cycle and 6,500 units in the 2007-2010 cycle. Ms. McDaniel holds 3,500 units in the 2005-2008 cycle and 5,200 units in the 2007-2010 cycle. Mr. Graham has requested that he be paid out no more than $400,000 for the open cycles of the Performance Unit plan.

Stock Options

Although the Company grants stock options sparingly, the Company’s Stock Option Plan, which was reauthorized by shareholders as recently as 2003 and is separate from the Plan, provides that shares of Class B Stock can be issued upon the exercise of stock options that have been granted to key employees of the Company. The Committee grants options only when a key employee has made a significant contribution to the Company and demonstrates the ability to contribute more. The options generally vest 25% per year over four years and are exercisable for ten years from the grant date. As of the end of the Company’s 2008 fiscal year, Mr. B. Jones held options to acquire 2,000 shares of Class B Stock (1,000 granted in 2001 and 1,000 granted in 2002). Mr. Morse held options to acquire 2,000 shares of Class B Stock (1,000 granted in 1999 and 1,000 granted in 2004). Mr. Rosberg held options to acquire 5,000 shares of Class B Stock (2,000 granted in 1999; 2,000 granted in 2000; and 1,000 granted in 2008). Ms. McDaniel held options to acquire 3,500 shares of Class B Stock (500 granted in 2001; 1,000 granted in 2003; 1,000 granted in 2004; and 1,000 granted in 2008). Given Mr. Graham’s significant ownership in the Company, the Committee has not granted any stock options to Mr. Graham.

Perquisites

The Company provides few perquisites for the named executive officers. In 2008, Mr. Morse received financial and tax advice valued at $18,044. Ms. McDaniel received financial and tax advice valued at $17,275.

Retirement Benefits

Most employees in the Company, including named executive officers, are eligible to participate in the Company’s retirement benefit programs. Benefits under these basic plans are determined on the basis of base salary only, exclusive of all bonuses, deferred compensation and other forms of remuneration. The Company also maintains 401(k) savings plans in which most employees are eligible to participate.

Corporate employees, including all named executive officers who are vested and who begin to take their pension benefit at age 65 or whose age and years of service when added together equal 90, receive an annual pension equal to 1.75% of their highest average 60-month compensation annualized up to the limits permitted by the Internal Revenue Code, minus covered compensation multiplied by the appropriate Social Security offset percentage, multiplied by the number of years of credited service under the TWPC Retirement Benefits Schedule, with credited service limited to 30 years. An annual cash pension supplement is also provided to assist in payment of retiree medical coverage equal to $200 multiplied by the number of years of credited service under the TWPC Retirement Benefits Schedule. An additional cash pension supplement of $3,000 per year is provided to participants who retire and commence benefit payments after age 55, but prior to age 65, and who had 10 years of service at retirement. The Pre-age 65 supplement is discontinued when the retiree qualifies for Medicare (the month prior to the 65th birthday).

The Company matches $1.30 on the dollar up to 4% on compensation permitted by the Internal Revenue Service, for all Corporate employees who participate in the 401(k) plan.

Effective January 1, 1989, the Company adopted an unfunded Supplemental Executive Retirement Plan (the “SERP”), which was designed to retain and recruit key executives. Participants in the SERP, including the named executive officers, are selected by management as employees that management most wants to retain, because of their superior performance, and approved by the Committee.

To offset limitations placed on the income that can be considered in the formulas of retirement plans by the IRS, the SERP provides a “supplemental normal retirement benefit.” This benefit is calculated under the rules of the qualified benefit retirement plan, but without reference to the IRS-imposed income limitations, and includes in the calculation earnings from annual bonuses in the case of certain key executives (including the named executive officers). In any instance in which a retiring executive’s supplemented normal retirement benefit exceeds the benefit payable by the qualified benefit plan or plans ($195,000 in 2009), the Company will pay the excess to him or her as a supplemental retirement benefit.

The SERP also provides key executives, including the named executive officers, with tax-deferred accruals of amounts proportionate to the benefits available to non-highly compensated participants in the Company’s 401(k) savings plan, to the extent that benefits exceed those under the Company’s basic plans because of the tax law limitations ($49,000 in 2009). The executive is required to defer compensation to the SERP savings plan in order to receive the applicable matching company credit each year. In 2006, Mr. Graham waived his right to maintain a separate unfunded savings plan account under the SERP.

The Company also has a Deferred Compensation Plan for senior executives (including the named executive officers) comparable to similar plans at peer companies, including those in the same industries with comparable revenues. This plan provides an opportunity for participants to elect to defer the receipt of all or a portion of cash awards under the annual and/or long-term components of the Plan. Elections to defer must be filed in the year prior to the year(s) such awards are earned. Deferred amounts earn investment credits in accordance with participant elections from a choice of investment indexes. Deferred amounts will be payable at retirement or such other future date as specified by the participant at the time of election. At the end of 2008, Mr. B. Jones had a balance of $2,549,741 in deferred compensation; Mr. Morse had a balance of $1,471,501; Mr. Rosberg had a balance of $2,213,890; and Ms. McDaniel had a balance of $43,112. Mr. Graham does not participate in the Deferred Compensation Plan.

The retirement plans are more fully described under “Pension Benefits,” beginning on page 31.

Employment Agreements and Severance Packages

Consistent with its policy, the Company has not entered into any employment agreements with or guaranteed severance packages to any of the named executive officers.

Voluntary Retirement Incentive Program

A voluntary retirement incentive program was offered to certain Corporate employees during 2008. Mr. Morse was eligible and chose to accept the package, which included a one-time payment of $937,500 ($345,000 from the qualified plan and $592,500 from the SERP), based on his 20 years of service with the Company. Mr. Morse left the Company effective January 1, 2009.

COMPENSATION COMMITTEE REPORT

The Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Ronald L. Olson, Chairman

Lee C. Bollinger

Barry Diller

John L. Dotson Jr.

The following table shows the compensation paid by the Company during 2008 to the principal executive officer, the principal financial officer and the three most highly compensated executive officers of the Company.

SUMMARY COMPENSATION TABLE

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Stock Awards ($) (d)[1]	Option Awards ($) (e)[1]	Non-Equity Incentive Plan Com- pensation ($) (f)[2]	Change in Pension Value and Non-qualified Deferred Compen- sation Earnings ($) (g)[3]	All Other Compen- sation ($) (h)[5]	Total ($) (i)
Donald E. Graham	2008	$400,000	–	–	$400,000	–	$11,960	$811,960
Chairman of the Board and	2007	400,000	–	–	–	–	11,700	411,700
Chief Executive Officer	2006	400,000	$53,872	–	400,000	–	11,836	865,708
Boisfeuillet Jones, Jr.	2008	678,300	97,235	–	340,151	$354,184	39,142	1,509,012
Vice Chairman[4]
John B. Morse, Jr.	2008	625,000	86,431	$63,005	400,219	2,244,889	53,984	3,473,528
Senior Vice President – Finance	2007	600,000	86,431	68,733	288,600	562,821	44,006	1,650,591
and Chief Financial Officer	2006	585,000	85,066	68,733	1,286,170	295,187	48,865	2,369,021
Gerald M. Rosberg	2008	515,000	225,352	1,651	306,500	342,992	36,240	1,427,735
Senior Vice President – Planning and Development	2007 2006	500,000 400,000	74,143 59,310	– –	490,500 1,003,048	336,094 119,615	29,126 21,196	1,429,863 1,603,169
Ann L. McDaniel	2008	470,000	213,417	64,656	269,800	271,821	50,745	1,340,439
Senior Vice President	2007 2006	440,000 380,000	77,206 63,799	122,053 126,900	169,312 756,656	344,237 169,408	33,994 39,034	1,186,802 1,535,797

(1)

The value of the stock awards and the option awards is determined in accordance with FAS 123R as disclosed in the Company’s 2008 Form 10-K (Note J), 2007 Form 10-K (Note I), and 2006 Form 10-K (Note H). It represents the expense associated with grants made through the close of the 2008 fiscal year, rather than amounts paid to or realized by the named executive officers. There can be no assurance that the amounts calculated under FAS 123R will be realized, and amounts realized could ultimately exceed the amounts calculated under FAS 123R.

(2)

Amounts in this column for 2008 represent payments under the annual bonus plan and the 2005-2008 Performance Unit Plan as follows: Mr. Graham – $400,000 in performance units; Mr. B. Jones – $72,401 in annual bonus and $267,750 in performance units; Mr. Morse – $105,219 in annual bonus and $295,000 in performance units; Mr. Rosberg – $100,000 in annual bonus and $206,500 in performance units; and Ms. McDaniel – $63,300 in annual bonus and $206,500 in performance units. Amounts in this column for 2007 represent payments under the annual bonus plan. Amounts in this column for 2006 represent payments under the annual bonus plan and the 2003-2006 Performance Unit Plan.

(3)	There were no above-market or preferential earnings on compensation that are deferred on a basis that is not tax-qualified. Thus, no such earnings are reflected in the amounts shown in this column.

Pension benefits were assumed to commence at the age when they are first unreduced and were discounted to the date as of which they were determined. Assumed benefit commencement ages are shown below, rounded to the nearest age:

Graham:	age 64 (12/31/2008); age 63 (12/31/2007); and age 62 (12/31/2006)
B. Jones:	age 62 (12/31/2008)
Morse:	age 62 (12/31/2008); and age 65 (12/31/2007 and 12/31/06)
Rosberg:	age 65 (12/31/2008, 12/31/2007 and 12/31/06)
McDaniel:	age 59 (12/31/2008, 12/31/2007 and 12/31/06)

Benefits in 2008 are attributable to The Retirement Plan for Washington Post Companies (“Retirement Plan”) and the Supplemental Executive Retirement Plan (“SERP”) as follows: Mr. Graham – ($2,275) Retirement Plan and ($53,827) the SERP; Mr. B. Jones – $99,671 Retirement Plan and $254,513 the SERP; Mr. Morse – $671,582 Retirement Plan and $1,573,307 the SERP; Mr. Rosberg – $63,905 Retirement Plan and $279,087 the SERP; and Ms. McDaniel – $84,783 Retirement Plan and $187,038 the SERP. The value of Mr. Graham’s pension benefits decreased from the prior year-end due to a combination of factors, including his previously attaining the maximum plan service and unreduced benefit age, and no increase in his pensionable pay.

(4)	Mr. Boisfeuillet Jones, Jr., became Vice Chairman in February 2008.

(5)	For 2008, the amounts presented in column (h) include the information in the following table:

ALL OTHER COMPENSATION

Name (a)	Perquisites ($) (b)[1]	401 (k) Company Contributions ($) (c)	SERP Company Contributions ($) (d)	Dividends Not Factored in Grant Date Fair Value of Equity Awards ($) (e)[2]	Total ($) (f)
Donald E. Graham	–	$11,960	–	–	$11,960
Boisfeuillet Jones, Jr.	–	11,960	$23,312	$3,870	39,142
John B. Morse, Jr.	$18,044	11,960	20,540	3,440	53,984
Gerald M. Rosberg	–	11,960	14,820	9,460	36,240
Ann L. McDaniel	17,275	11,960	12,480	9,030	50,745

(1)	The amounts presented in column (b) represent financial planning services provided by the Company.

(2)	The amounts presented in column (e) represent dividends attributable to restricted stock granted under the Company’s Incentive Compensation Plan.

The following table provides information on awards made under the Company’s Incentive Compensation Plan to each of the named executive officers in 2008. The types of awards granted in 2008 include annual incentive, restricted stock and stock option awards:

GRANTS OF PLAN-BASED AWARDS

	Grant Date (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (f)	All Other Option Awards: Number of Securities Underlying Options (#) (g)	Exercise or Base Price of Option Awards ($/share) (h)[4]	Closing Price on Date of Grant for Option Awards, if different ($/share) (i)	Grant Date Fair Value of Stock and Option Awards (j)
Name (a)		Threshold ($) (c)	Target ($) (d)	Max ($) (e)
Donald E. Graham	–	–	–	–	–	–	–	–	–
Boisfeuillet Jones, Jr.
Annual Incentive[1]	–	$84,788	$339,150	$593,513	–	–	–	–	–
Annual Incentive[1]	–	707	56,525	98,919	–	–	–	–	–
John B. Morse, Jr.
Annual Incentive[1]	–	109,375	437,500	765,625	–	–	–	–	–
Gerald M. Rosberg
Annual Incentive[1]	–	64,375	515,000	733,875	–	–	–	–	–
Restricted Stock[2]	02/26/08	–	–	–	1,000	–	–	–	$725,800
Stock Options[3]	12/15/08	–	–	–	–	1,000	$368.56	$369.48	79,240
Ann L. McDaniel
Annual Incentive[1]	–	70,500	282,000	493,500	–	–	–	–	–
Stock Options[3]	12/15/08	–	–	–	–	1,000	368.56	369.48	79,240

(1)

Amounts represented are the threshold, target and maximum payouts under the annual bonus component of the Company’s Incentive Compensation Plan. The Compensation Committee has set the performance-based goals for the purpose of the annual incentive awards to be paid for Fiscal Year 2008. Mr. B. Jones was eligible to receive a bonus related to his service with The Washington Post and a bonus related to his service as Vice Chairman of the Company. With the exception of Mr. Rosberg, and Mr. B. Jones, the amount in column (c) represents the minimum payment level, which is 25% of the target amount shown in column (d). The amount shown in column (e) represents the maximum payout level, which is 175% of the target amount shown in column (d). For Mr. Rosberg, the amount in column (c) represents the minimum payment level, which is 12.5% of the target amount shown in column (d). The amount shown in column (e) represents the maximum payout level, which is 142.5% of the target amount shown in column (d). For Mr. B. Jones, the amount in column (c) represents the minimum payment level, which is 0.1% of the target amount shown in column (d). The amount shown in column (e) represents the maximum payout level, which is 175% of the target amount shown in column (d). In the event that the goals set by the Compensation Committee are not attained, no amount would be paid.

(2)	These grants represent shares of restricted stock. These awards vest at the end of a four-year restriction period.

(3)	Stock options granted by the Company vest 25% per year over a four-year period.

(4)

The exercise price of the stock option awards was determined by calculating the average of the high and low trading prices of The Washington Post Company stock on the New York Stock Exchange on the grant date of the award.

NARRATIVE DISCLOSURE TO SUMMARY COMPENSATION TABLE AND GRANTS OF PLAN-BASED AWARDS TABLE

The following describes material features of the compensation disclosed in the Summary Compensation Table and the Grants of Plan-Based Awards Table.

Employment Agreements. Consistent with its policy, the Company has not entered into any employment agreements with or guaranteed severance packages to any of the named executive officers.

Annual Bonus/Incentive. Both tables show the annual bonus component under the Company’s Incentive Compensation Plan. See the Compensation Discussion and Analysis for further details on the annual bonuses.

Restricted Stock. The Summary Compensation Table includes the value of restricted stock awarded in 2005, 2007 and 2008 to the named executive officers. Additionally, the Grants of Plan-Based Awards Table reflects the number of restricted shares granted in 2008 and the fair value of the awards on the date of grant. Restricted stock generally vests four years from the date of grant, subject to continued employment.

Performance Units. The Summary Compensation Table includes the payout value of performance units granted under the 2005-2008 award cycle to the named executive officers. The Compensation Committee sets the performance-based goals for the grants at the beginning of each four-year award cycle. See the Compensation Discussion and Analysis for further details on Performance Units.

Stock Options. The value of the stock option awards shown in the Summary Compensation Table relates to options granted under the Company’s Stock Option Plan. The options vest 25% per year over a four-year period from the date of grant and are exercisable for ten years from the date of grant, subject to continued employment. The Grants of Plan-Based Awards Table reflects the number of options granted under the Plan in 2008 and the fair value of the awards on the date of grant.

The following table shows the number of shares covered by exercisable and unexercisable options and unvested restricted stock held by the Company’s named executive officers on December 28, 2008.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards[1]						Stock Awards[2]
Name (a)	Number of Securities Underlying Unexercised Options: Exercisable (#) (b)	Number of Securities Underlying Unexercised Options: Unexercisable (#) (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)		Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Donald E. Graham	–	–	–	–	–		–	–	–	–
Boisfeuillet Jones, Jr.	1,000	–	–	$517.21	12/10/11		450	$172,004	–	–
	1,000	–	–	729.00	12/04/12
John B. Morse, Jr.	1,000	–	–	543.00	03/31/09	[3]	400	152,892	–	–
	1,000	–	–	953.50	03/31/09	[3]
Gerald M. Rosberg	500	–	–	548.00	03/01/09		1,350	516,011	–	–
	1,500	–	–	543.00	12/20/09
	2,000	–	–	585.50	12/14/10
	–	1,000	–	368.56	12/15/18
Ann L. McDaniel	500	–	–	517.21	12/10/11		1,050	401,342	–	–
	1,000	–	–	816.05	12/02/13
	1,000	–	–	953.50	12/13/14
	–	1,000	–	368.56	12/15/18

(1)

Stock Options granted under the Company’s Stock Option Plan vest 25% per year over a four-year period from the date of grant. The following are the vesting dates of outstanding options granted to the named executive officers:

Boisfeuillet Jones, Jr.	1,000	12/10/2002 to 12/10/2005 – fully vested
	1,000	12/04/2003 to 12/04/2006 – fully vested

John B. Morse, Jr.	1,000	12/20/2000 to 12/20/2003 – fully vested
	1,000	12/13/2005 to 12/13/2008 – fully vested

Gerald M. Rosberg	500	03/01/2000 to 03/01/2003 – fully vested
	1,500	12/20/2000 to 12/20/2003 – fully vested
	2,000	12/14/2001 to 12/14/2004 – fully vested
	1,000	12/15/2009 to 12/15/2012 – not vested

Ann L. McDaniel	500	12/10/2002 to 12/10/2005 – fully vested
	1,000	12/02/2004 to 12/02/2007 – fully vested
	1,000	12/13/2005 to 12/13/2008 – fully vested
	1,000	12/15/2009 to 12/15/2012 – not vested

(2)

Stock Awards have been granted in the form of Restricted Stock under the Company’s Incentive Compensation Plan as of December 28, 2008. With the exception of awards granted to Ms. McDaniel on 12/06/2007, Mr. Rosberg on 02/26/2008 and Mr. Morse on 12/07/2004 and 01/02/2007, all of the awards listed below vest 100% at the end of the relevant four-year Award Cycle. The awards granted to Ms. McDaniel on 12/06/2007 and to Mr. Rosberg on 02/26/2008 were made outside of the four-year Award Cycle and will vest four years from the date of grant. In accordance with the retirement provisions of the Incentive Compensation Plan, the Compensation Committee approved a pro-rata vesting of restricted stock for Mr. Morse, who retired from the Company on 12/31/2008. The following are the vesting dates of the grants to the named executives:

Boisfeuillet Jones, Jr.	225	01/05/2009
	225	01/03/2011

John B. Morse, Jr.	200	12/31/2008
	100	12/31/2008
	100	Forfeited on 12/31/2008

Gerald M. Rosberg	150	01/05/2009
	200	01/03/2011
	1,000	02/26/2012

Ann L. McDaniel	150	01/05/2009
	150	01/03/2011
	750	12/06/2011

(3)	In accordance with the terms and conditions of the Stock Option Plan, Mr. Morse has three months from his retirement date (12/31/2008) to exercise his outstanding options.

The following table shows the number of Class B shares resulting from the exercise of options by named executive officers in fiscal year 2008 and the value realized upon exercise.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
Donald E. Graham	–	–	–	–
Boisfeuillet Jones, Jr.	–	–	–	–
John B. Morse, Jr.	–	–	–	–
Gerald M. Rosberg	1,000	$137,260	–	–
Ann L. McDaniel	–	–	–	–

PENSION BENEFITS

The Pension Benefits table includes information related to the Company’s tax-qualified defined benefit plan, The Retirement Plan for Washington Post Companies (the “Retirement Plan”), as well as the associated non-qualified plan, The Washington Post Company Supplemental Executive Retirement Plan (“SERP”). The Retirement Plan covers most full-time non-bargained employees of the Company and provides benefits that are based on formulas that take into account base salary and service. Such formulas are contained in individual affiliate benefits schedules, including the TWPC Retirement Benefits Schedule and the Newsweek Retirement Benefits Schedule. Benefits under the Retirement Plan become vested after three or five years of service, depending on which schedules cover the individual employee. All of the named executive officers are fully vested in their benefits under the Retirement Plan. The SERP provides benefits that are calculated based on the formulas in the Retirement Plan, but including bonuses under the Incentive Compensation Plan, rather than just base salary and without regard to (i) the salary limitation applicable to tax-qualified plans (currently $245,000) or (ii) the benefit limitation applicable to tax-qualified plans (currently $195,000 per year commencing at age 65). The SERP provides benefits only to the extent that the benefit described above exceeds the benefit in the Retirement Plan.

Retirement Plan Benefits under the TWPC Retirement Benefit Schedule

Mr. Graham, Mr. B. Jones, Mr. Morse, Mr. Rosberg and Ms. McDaniel are participants in the TWPC Retirement Benefits Schedule. Benefits payable under this Schedule include the following, subject to the limitations on tax-qualified plans mentioned above:

•

An annual pension (payable one-twelfth each month) equal to (a) 1.75% of the average annual salary for the 60-month period producing the highest average; multiplied by (b) years of credited service (up to 30 years); reduced by (c), an offset to partially reflect Social Security benefits to the extent funded by the Company. The Social Security offset is calculated by multiplying “covered compensation” by the “offset percentage.” Covered compensation in this context is the average Social Security Taxable Wage Base over the 35-year period prior to the year in which a participant reaches Social Security retirement age. The offset percentage is a percentage ranging from 0.54% to 0.60% (depending on the year of the participant’s birth), multiplied by years of credited service (up to 30 years).

•	An annual Cash Pension Supplement equal to $200 multiplied by years of credited service (up to 30 years).
•	A temporary Pre-age 65 supplement of $250 per month payable until age 65 to employees retiring after age 55 with ten years of service.

Benefits under the Retirement Plan are payable in the form of a single life annuity. In addition, several optional forms are available that continue benefits to the employee’s spouse or beneficiary with the monthly benefit amount reduced so that the resulting pension is actuarially equivalent to the single life annuity. The Retirement Plan’s normal retirement age is 65. The TWPC Retirement Benefits Schedule provides a reduced benefit beginning at age 55. The reduction is a percentage based on age at retirement. For example, at age 55 with ten years of service the reduction is 60%, and at age 58 the reduction is 26%. However, if the employee’s age plus years of service at retirement is at least 90, then there is no reduction for early payment.

Retirement Plan Benefits under the Newsweek Retirement Benefits Schedule

A portion of Ms. McDaniel’s pension benefit was earned under the Newsweek Retirement Benefits Schedule. Benefits payable under this Schedule include the following, subject to the limitations on tax-qualified plans mentioned above:

•

An annual pension (payable one-twelfth each month) equal to 1.1% of the highest average compensation multiplied by years of credited service with Newsweek after 1982 (with a slightly different formula for service before 1983).

•	An annual Cash Pension Supplement equal to $150 multiplied by years of credited service (up to 30 years).

The Newsweek Retirement Benefits Schedule permits early retirement with full benefits at various combinations of age and service. Ms. McDaniel is presently entitled to an unreduced early retirement benefit.

SERP Benefits

As explained above, the SERP provides benefits to each of the named executive officers under the formulas outlined above, counting bonuses in addition to salary and without regard to the limits on compensation and benefits, to the extent that the resulting total benefit exceeds the benefits payable under the Retirement Plan. Benefits under the SERP are paid at retirement or age 55, if later, and are payable either in the form of a life annuity or an actuarially equivalent optional form of benefit in the Retirement Plan provided that any benefits otherwise payable before the first day of the seventh month following retirement will be withheld until such date.

Pension Benefits

Name (a)	Plan Name (b)	Number of Years of Credited Service (c)[1]	Present Value of Accumulated Benefit ($) (d)[2]	Payments During Last Fiscal Year (e)
Donald E. Graham	The Retirement Plan for Washington Post Companies	38	$1,169,184	–
	The Washington Post Company Supplemental Executive Retirement Plan	38	1,038,387

	Total Pension Plan Benefits	38	2,207,571
Boisfeuillet Jones, Jr.	The Retirement Plan for Washington Post Companies	29	1,192,982	–
	The Washington Post Company Supplemental Executive Retirement Plan	29	4,607,271

	Total Pension Plan Benefits	29	5,800,253
John B. Morse, Jr.	The Retirement Plan for Washington Post Companies	20	1,199,032	–
	The Washington Post Company Supplemental Executive Retirement Plan	20	3,321,211

	Total Pension Plan Benefits	20	4,520,243
Gerald M. Rosberg	The Retirement Plan for Washington Post Companies	13	397,033	–
	The Washington Post Company Supplemental Executive Retirement Plan	13	996,729

	Total Pension Plan Benefits	13	1,393,762
Ann L. McDaniel	The Retirement Plan for Washington Post Companies	25	658,315	–
	The Washington Post Company Supplemental Executive Retirement Plan	25	1,060,783

	Total Pension Plan Benefits	25	1,719,098

(1)

Data in this column represent the number of years of credited service earned by the named executive officer as of December 31, 2008. Mr. Graham’s total years of credited service are shown even though the pension formula limits credited service to 30 years. This limitation is reflected in the calculated amounts in column (d). Ms. McDaniel has prior service with Newsweek, which is included in this column.

(2)

Amounts in this column represent the actuarial present value of the named executive officer’s accumulated benefits under the plan as of December 31, 2008. The benefits valued for Ms. McDaniel include The Washington Post Company and Newsweek amounts. The benefits for Mr. Morse reflect his enhanced benefits due to the early retirement window offered to certain employees of The Washington Post Company. The assumptions used in determining the present value of accumulated benefits are the 1994 Group Annuity Mortality Table for males and females, and a 6% discount rate. The benefits valued reflect service and earnings through December 31, 2008, and are valued as payable on the date at which they are unreduced. Mr. Graham, Mr. B. Jones and Mr. Rosberg are presently eligible for early retirement under the Retirement Plan. Mr. Morse retired under the Company’s Voluntary Retirement Incentive Program in 2008. There can be no assurance that the amounts listed in this column will ever be fully paid out to the applicable named executive officer.

This table includes information related to the SERP and the Deferred Compensation Plan. Among the benefits provided under the SERP is a supplemental defined contribution plan benefit, which is equal to the applicable Company matching contribution percentage multiplied by a maximum of 4% of the participating executive’s base salary in excess of the annual covered compensation limit applied to qualified plan benefits. The executive is required to make contributions to the SERP in order to receive the applicable matching Company credit each year. The Deferred Compensation Plan provides an opportunity for participants to elect to defer the receipt of all or a portion of cash awards under the annual and/or long-term components of the Incentive Compensation Plan. Elections to defer must be filed in advance of earning such awards. Deferred amounts under both plans will earn investment credits in accordance with the participant’s elections from a choice of investment indexes. Amounts deferred under the SERP are payable on the first day of the seventh month following termination. Amounts deferred under the Deferred Compensation Plan are payable six months following the date of termination or such other future date as specified by the participant at the time of election.

NON-QUALIFIED DEFERRED COMPENSATION

Name (a)	Executive Contributions in Last FY ($) (b)[1]	Registrant Contributions in Last FY ($) (c)[2]	Aggregate Earnings in Last FY ($) (d)[3]	Aggregate Withdrawals/ Distributions ($) (e)[4]	Aggregate Balance at last FYE ($) (f)[5]
Donald E. Graham	–	–	–	–	–
Boisfeuillet Jones, Jr.	$17,932	$23,312	($1,123,776)	–	$2,970,420
John B. Morse, Jr.	15,800	20,540	(174,298)	–	1,801,996
Gerald M. Rosberg	501,900	14,820	(307,788)	–	2,374,799
Ann L. McDaniel	51,928	12,480	(36,653)	($493,941)	133,427

(1)

Amounts in this column represent contributions by the named executive officer to the SERP and to the Deferred Compensation Plan as follows: Mr. B. Jones – $17,932 to the SERP; Mr. Morse – $15,800 to the SERP; Mr. Rosberg – $11,400 to the SERP and $490,500 to Deferred Compensation; Ms. McDaniel – $9,600 to the SERP and $42,328 to Deferred Compensation.

(2)	Company matching credits to the SERP are included in column (h) in the Summary Compensation Table for fiscal year 2008.

(3)

Amounts in this column represent investment losses to the SERP and to the Deferred Compensation Plans based on the named executive officer’s investment elections as follows: Mr. B. Jones – ($137,274) to the SERP and ($986,502) to Deferred Compensation Plan; Mr. Morse – ($86,983) to the SERP and ($87,315) to Deferred Compensation Plan; Mr. Rosberg – ($68,867) to the SERP and ($238,921) to Deferred Compensation Plan; Ms. McDaniel – ($33,486) to the SERP and ($3,167) to Deferred Compensation Plan. These losses are not included in the Summary Compensation Table; the losses reflect market performance of investment funds selected by the named executive officer.

(4)	Amounts in this column represent payments from the Deferred Compensation Plan.

(5)

Amounts in this column represent balances at December 31, 2008 for the SERP and Deferred Compensation Plan as follows: Mr. B. Jones – $420,679 in the SERP and $2,549,741 in deferred compensation; Mr. Morse – $330,495 in the SERP and $1,471,501 in deferred compensation; Mr. Rosberg – $160,909 in the SERP and $2,213,890 in deferred compensation; Ms. McDaniel – $90,315 in the SERP and $43,112 in deferred compensation. The following amounts were previously reported as compensation to the named executive officers in the Salary column of the Summary Compensation Table for 2006 and 2007: Mr. Morse – $29,600 in SERP employee contributions; Mr. Rosberg – $18,200 in SERP employee contributions; and Ms. McDaniel – $15,000 in SERP employee contributions. Additionally, the following amounts were previously reported as compensation to the named executive officers in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table for 2006 and 2007: Mr. Morse – $419,615 in deferred compensation; Mr. Rosberg – $1,014,900 in deferred compensation; and Ms. McDaniel – $42,328 in deferred compensation. In 2006 and 2007, the Company’s contributions to the SERP were reported in the All Other Compensation column of the Summary Compensation Table as follows: Mr. Morse – $38,480; Mr. Rosberg – $23,660; and Ms. McDaniel – $19,500.

Equity Compensation Plan Information

The following table and the note thereafter set forth certain information as of December 28, 2008, concerning compensation plans of the Company under which equity securities of the Company are authorized to be issued.

Plan category	Securities to be issued upon exercise of outstanding options, warrants and rights (#) (a)	Weighted-average exercise price of outstanding options, warrants and rights ($/share) (b)	Securities remaining available for future issuance under equity compensation plans [excluding securities reflected in column (a)] (#) (c)
Equity compensation plans approved by security holders	87,025	$581.17	409,315[1]
Equity compensation plans not approved by security holders	–	–	–
Total	87,025	581.17	409,315

(1)

This figure is comprised of 275,500 shares available for future grants under the Washington Post Company Stock Option Plan and 133,815 shares available for future restricted stock awards under the Plan.

AUDIT COMMITTEE REPORT

One of the standing committees of the Board of Directors of the Company is the Audit Committee. Currently there are three non-employee members of the Board on the Audit Committee: Christopher C. Davis, John L. Dotson Jr. and Thomas S. Gayner, who serves as Chairman of the Audit Committee. The Audit Committee operates under a delegation of authority from the Board of Directors, which has determined that each Committee member is “independent” under the listing standards of the New York Stock Exchange. Specifically, the Board determined that none of the members of the Audit Committee (or any immediate family member) (i) had been employed by or affiliated with the Company within the past three years, (ii) received any compensation from the Company other than Director and committee fees and pension or other forms of deferred compensation (not contingent in any way on continued service), (iii) is an executive officer of a company that makes payments to or receives payments from the Company in an amount that exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues within the past three years or (iv) has a material relationship with the Company.

Management has the primary responsibility for the preparation of the Company’s financial statements in accordance with generally accepted accounting principles and for the financial reporting process, including its system of internal control. The Company’s independent auditor, PricewaterhouseCoopers LLP, is responsible for auditing those financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing a report thereon. In this context, the Audit Committee’s responsibility is to monitor and review these processes, as well as the independence and performance of the Company’s auditor. In undertaking its monitoring and reviewing responsibilities, without independent verification, the Audit Committee has relied on (i) management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles in the United States of America and (ii) the representations of PricewaterhouseCoopers LLP included in their report on the Company’s financial statements.

The Audit Committee has reviewed and discussed the audited fiscal year 2008 financial statements with the Company’s management. In addition, the Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the firm’s communications with the Audit Committee concerning independence, and has discussed with the independent auditor its independence from the Company and the Company’s management. The Audit Committee has also considered whether PricewaterhouseCoopers LLP’s provision of non-audit services to the Company is compatible with the independence of such firm.

The Audit Committee also continued to pay close attention and devoted time to reviewing and understanding the certification process on internal controls mandated under Section 404 of the Sarbanes-Oxley Act of 2002.

Preapproval policy

In 2008, the Audit Committee again reviewed and reauthorized its policies and procedures with regard to the preapproval of audit and non-audit services performed by the independent auditor in order to assure that the provision of such services does not impair the auditor’s independence. Unless a type of service to be provided by the independent auditor has received preapproval, it will require specific preapproval by the Audit Committee. Any proposed services exceeding preapproved cost levels will require specific preapproval by the Audit Committee. The term of any preapproval is 12 months from the date of preapproval, unless the Audit Committee specifically provides for a different period. The Audit Committee will periodically review and preapprove the services that may be provided by the independent auditor without obtaining specific preapproval from the Chairman of the Audit Committee, as well as revise the list of preapproved services from time to time, based on subsequent determinations.

The Audit Committee will not delegate its responsibilities to preapprove services performed by the independent auditor to management. The Audit Committee may delegate preapproval authority to one or more of its members. The annual audit services engagement terms and fees will be subject to the specific preapproval of the Audit Committee. The Audit Committee will approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, Company structure or other matters. In addition to the annual audit services engagement specifically approved by the Audit Committee, the Audit Committee may grant preapproval for other audit services, which are those services that only the independent auditor reasonably can provide.

Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements or that are traditionally performed by the independent auditor. The Audit Committee believes that the provision of audit-related services does not impair the independence of the independent auditor.

The Audit Committee believes that the independent auditor can provide tax services to the Company, such as tax compliance, tax planning and tax advice, without impairing such auditor’s independence. However, the Audit Committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations.

The Audit Committee may grant preapproval to those permissible non-audit services classified as “All Other” services that it believes are routine and recurring services and would not impair the independence of the auditor. Preapproval fee levels for all such services to be provided by the independent auditor will be established annually by the Audit Committee. Any proposed services exceeding these levels will require specific preapproval by the Audit Committee.

Requests or applications to provide services that require specific approval by the Audit Committee will be submitted to the Audit Committee by the Chief Financial Officer or Controller (or other designated officer) and must include a statement from that individual as to whether, in his or her view, the request or application is consistent with the Securities and Exchange Commission’s rules on auditor independence.

In addition, the Audit Committee has established procedures for, and received periodic reports on, the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters through the use of a third-party-managed telephone hotline.

Audit Fees

PricewaterhouseCoopers LLP’s fees for the annual audit, statutory audits and reviews of financial statements included in the Company’s quarterly filings, including reimbursable expenses, were $3,793,700 in 2008 and $3,590,914 in 2007, which fees were reviewed and approved by the Audit Committee.

Audit-Related Fees

PricewaterhouseCoopers LLP’s fees for assurance and related services reasonably related to the performance of the audit or reviews of financial statements and not included under “Audit Fees” above, including reimbursable expenses, were $87,500 in 2008 and $406,900 in 2007, which fees were reviewed and approved by the Audit Committee. These fees were primarily for financial due diligence and transaction analysis, audits of employee retirement and savings plans and other audit-related reports.

Tax Fees

PricewaterhouseCoopers LLP’s fees for tax compliance, tax advice and tax planning, including reimbursable expenses, were $920,800 in 2008 and $767,733 in 2007, which fees were reviewed and approved by the Audit Committee. These fees were primarily for tax due diligence and transaction analysis, as well as federal, multistate and foreign tax consulting.

All Other Fees

PricewaterhouseCoopers LLP’s fees for all other products and services provided by PricewaterhouseCoopers LLP were $10,000 in 2008 and $10,000 in 2007, which fees were reviewed and approved by the Audit Committee.

Based on such review and discussion and in reliance thereon, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 28, 2008, for filing with the Securities and Exchange Commission.

Thomas S. Gayner, Chairman

Christopher C. Davis

John L. Dotson Jr.

Transactions with Related Persons, Promoters and Certain Control Persons

Mrs. Elizabeth G. Weymouth, the daughter of the late Mrs. Katharine Graham and the sister of Mr. Donald E. Graham, is employed full-time as Editor-at-Large at Newsweek magazine, and she received $249,746 in compensation in 2008.

Katharine Weymouth, a granddaughter of the late Mrs. Katharine Graham, a daughter of Mrs. Elizabeth G. Weymouth and a niece of Mr. Donald E. Graham, is Publisher of The Washington Post newspaper and CEO of Washington Post Media. In 2008, Ms. Weymouth was paid $500,000 in base salary and she received a bonus of $33,274 based on the achievement of pre-established performance goals. She was awarded 100 shares of restricted stock and 1,000 Performance Units from the 2005-2008 Award Cycle and 200 shares of restricted stock and 2,400 Performance Units from the 2007-2010 Award Cycle. Ms. Weymouth’s Performance Units from the 2005-2008 Award Cycle have a payout value of $20,000.

OTHER MATTERS THAT MAY COME BEFORE THE MEETING

As of the date of this Proxy Statement, the only matters that the Board of Directors expects to present to the Meeting are those discussed herein. If any other matter or matters are properly brought before the Meeting or any adjournment thereof, it is the intention of the persons named in the accompanying form of Proxy to vote on those matters in accordance with their best judgment.

Upon the recommendation of the Audit Committee, the Board of Directors has selected PricewaterhouseCoopers LLP as the Company’s independent registered accountant to audit and report on its financial statements for the fiscal year 2009. The same firm has acted as the Company’s independent accountant continuously since the Company was organized in 1946. As in previous years, a representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have the opportunity to make any statement that he or she may desire with respect to the Company’s financial statements for 2008 and the firm’s relationship with the Company and will be available to respond to appropriate questions from shareholders.

EXHIBIT A

THE WASHINGTON POST COMPANY

INCENTIVE COMPENSATION PLAN

As amended and restated May 11, 2006

Table of Contents

1. Purposes	1

2. Administration of the Plan	1

3. Participation	1

4. Duration of Plan	1

5. Annual Incentive Awards	1

6. Special Rules for Covered Employees	2

7. Method and Time of Payment of Annual Incentive Awards	3

8. Long-Term Incentive Award Cycles; Awards	4

9. Restricted Stock	5

10. Performance Units and Special Long-Term Incentive Awards	7

11. Expenses	8

12. Adjustments in Class B Common Stock	8

13. Amendment	8

THE WASHINGTON POST COMPANY

INCENTIVE COMPENSATION PLAN

As Amended and Restated

through May 11, 2006

1. Purposes

The purposes of this Incentive Compensation Plan (hereinafter called the Plan) of The Washington Post Company, a Delaware corporation (hereinafter called the Company), are (a) to provide greater incentives to key employees to increase the profitability of the Company and its subsidiaries and (b) to strengthen the ability of the Company and its subsidiaries to attract, motivate and retain persons of merit and competence upon which, in large measure, continued growth and profitability depend.

2. Administration of the Plan

The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company (hereinafter called the Committee) as constituted from time to time by the Board of Directors. No member of the Committee shall be eligible to participate in the Plan. The Committee shall have full power and authority to make all decisions and determinations with respect to the Plan, including without limitation the power and authority to interpret and administer the Plan, adopt rules and regulations and establish terms and conditions, not inconsistent with the provisions of the Plan, for the administration of its business and the implementation of the Plan.

3. Participation

(a) Participation in the Plan shall be extended to senior executives, key managers and key personnel of the Company and its subsidiaries who, in the opinion of the Committee, are mainly responsible for the management of the operations of the Company and its subsidiaries or who are otherwise in a position to make substantial contributions to the management, growth and/or success of the business of the Company.

(b) Directors, as such, shall not participate in the Plan, but the fact that an employee is also a Director of the Company or a subsidiary shall not prevent his or her participation.

(c) As used in the Plan, the term "Company" shall mean The Washington Post Company and any subsidiary thereof.

(d) The Plan shall not be deemed to preclude the making of any award pursuant to any other compensation, incentive, bonus or stock option plan which may be in effect from time to time.

4. Duration of Plan

The Plan shall remain in effect until terminated by the Board of Directors; provided, however, that the termination of the Plan shall not affect the delivery or payment of any award made prior to the termination of the Plan.

5. Annual Incentive Awards

(a) Regular annual incentive awards (“Annual Awards”) for senior executives of the Company and its subsidiaries shall be made pursuant to the Plan, subject to paragraph 3(d) hereof. The aggregate amount of Annual Awards earned with respect to performance in any fiscal year shall not exceed the Maximum Incentive Credit (as hereinafter defined) for such fiscal year.

1

(b) The “Maximum Incentive Credit” for a fiscal year shall be 20% of Adjusted Operating Income for such year. The term “Adjusted Operating Income,” as used herein, shall mean an amount equal to the earnings of the Company before deduction for interest, taxes, depreciation and amortization and shall be exclusive of special credits and charges, and extraordinary items, all as determined by the Committee in its absolute discretion. The Committee may rely on the advice and assistance of the Company’s independent public accountants in determining the amount of Adjusted Operating Income for any fiscal year.

(c) Subject to paragraph 6 hereof, during the last month of each fiscal year, the Senior Vice President-Finance of the Company shall advise the Committee of the estimated Maximum Incentive Credit for such fiscal year and the Committee shall determine the employees who are to receive Annual Awards for such fiscal year and the amount of each such Annual Award.

(d) Each Annual Award shall be subject to such clawback conditions as shall be set forth in the agreement or in any other communication evidencing such Annual Award, or in such other policy as the Company may adopt from time to time prior to the payment of such Annual Award, or as may be imposed by law.

(e) In addition to Annual Awards, the Committee may, in the case of individuals who have made or have the potential to make extraordinary contributions to the growth and profitability of the Company, grant special annual incentive awards (“Special Annual Incentive Awards,” and, together with Annual Awards, “Annual Incentive Awards”) with respect to any fiscal year. For purposes of clarity, Special Annual Incentive Awards shall not be taken into account in determining compliance with the limit set forth in paragraph 5(a) above.

6. Special Rules for Covered Employees

This paragraph 6 shall govern Annual Incentive Awards made for a fiscal year to all participants who, at the beginning of such fiscal year, are “executive officers” of the Company (within the meaning of Rule 3b-7 under the Securities Exchange Act of 1934, as amended) (collectively, “162(m) Awards”).

(i) Within 90 days after the beginning of each fiscal year, the Committee shall establish (a) performance goals and objectives (“Performance Targets”) for such Performance Period and (b) schedules or other objective methods for determining the applicable payout amount for each 162(m) Award based on achievement relative to the Performance Targets.

(ii) Performance Targets shall be based on one or more of the following business criteria: operating income, cash flow, earnings per share, return on assets, return on equity, operating margins, economic value added (EVA), cash flow margins, shareholder return, cost control and/ revenue growth measurements, which may be in respect of the Company, as a whole, or any business unit thereof, which will have to be achieved if such executive officer is to receive payment for an Annual Award. Any Performance Target may be used to measure the performance of (x) the Company or a subsidiary of the Company as a whole or any business unit, or any combination thereof, as the Committee may deem appropriate, or (x) any of the above Performance Targets as compared to the performance of a group of comparator companies, or a published or special index that the Committee, in its sole discretion, deems appropriate.

(iii) The measurement of any Performance Target may exclude the impact of charges for extraordinary, unusual or non-recurring items (including without limitation charges for restructurings and discontinued operations), and the cumulative effects of accounting changes, each as defined by generally accepted accounting principles and as identified in the Company’s audited financial statements, including the notes thereof.

(iv) In the manner required by Section 162(m) of the Code, the Committee shall, promptly after the date on which the necessary financial and other information for a particular fiscal year becomes available, certify the extent to which Performance Targets have been achieved.

(v) If expressly provided in the award agreement for any 162(m) Award, the Committee may, in its discretion, reduce or eliminate the amount of any 162(m) Award based on such factors as the Committee

2

may deem relevant, but the Committee may not increase the amount of any Award payable to any Participant above the amount established in accordance with the relevant Performance Targets. For purposes of clarity, the Committee may exercise the discretion provided for by the foregoing sentence in a non-uniform manner among participants.

(vi) The amount of the 162(m) Awards payable to any participant with respect to performance in any fiscal year shall not exceed $10 million or, in the case of a participant who is the president or chief executive officer of a business unit of the Company, the greater of $10 million and 1% of the revenues of such business unit for the fiscal year with respect to which such 162(m) Award is determined.

7. Method and Time of Payment of Annual Incentive Awards

(a) All Annual Incentive Awards shall be paid in cash.

(b) All Annual Awards shall be paid in a lump sum as promptly as practicable in the calendar year that begins closest to the last day of the fiscal year to which the award relates, except as otherwise provided herein below.

(c) The Committee may, in its sole discretion, establish terms and conditions under which a participant may elect to defer the payment of Annual Incentive Awards in whole or in part pursuant to the terms of The Washington Post Company Deferred Compensation Plan (the “Deferred Compensation Plan”).

~~5. Annual Incentive Provision~~

~~(a) For each fiscal year and except as set forth in paragraph 5(f) below, the Committee may make annual incentive awards in an aggregate amount not to exceed the Maximum Incentive Credit (as hereinafter defined) for such year. All annual incentive awards granted under the Plan are hereinafter collectively referred to as “Annual Awards”.~~

~~(b) The term ‘Maximum Incentive Credit’, as used herein, shall mean for any year an amount determined as follows: (i) there shall first be calculated an amount equal to twelve (12) percent of Stockholders’ Equity (hereinafter called the ‘Basic Return on Equity’); (ii) there shall then be deducted from Consolidated Profit Before Income Taxes an amount equal to the Basic Return on Equity, the excess (if any) being hereinafter called ‘Incentive Profit’; (iii) the Maximum Incentive Credit shall be ten (10) percent of Incentive Profit. The term ‘Consolidated Profit Before Income Taxes’, as used herein, shall mean for any year the sum of (i) the profit before income taxes (exclusive of special credits and charges and extraordinary items) included in the Consolidated Statement of Income of the Company for such year and (ii) the amount of incentive compensation provided for in computing such profit before income taxes. The term ‘Shareholders’ Equity’, as used herein, shall mean for any year the amount reported as stockholders’ equity (or the comparable item, however designated) at the end of the preceding year as included in the Consolidated Balance Sheet of the Company for the preceding year, with appropriate pro rata adjustments, as approved by the Committee, for any change during the year arising from any increase or decrease in outstanding capital stock, less (effective January 1, 2007) the increase in shareholders’ equity arising from the Company’s recognition of the full over-funded status of its defined benefit pension plan in connection with a change in accounting (as required by Statement of Financial Accounting Standards No. 158, ‘Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans.’)~~

~~(c) During the last month of each fiscal year, the Vice President-Finance of the Company shall advise the Committee of the estimated Maximum Incentive Credit for such fiscal year and the Committee shall determine the employees who are to receive awards for such fiscal year and the amount of each such award.~~

~~(d) As soon as practicable after the close of each fiscal year, the Company’s independent public accountants shall calculate and certify to the Committee the Maximum Incentive Credit for such fiscal year.~~

~~(e) The amount determined and reported by the Company’s independent auditors as the Maximum Incentive Credit for any fiscal year shall be final, conclusive and binding upon all parties, including the Company, its stockholders and employees, notwithstanding any subsequent special item or surplus charge or credit that may~~

3

~~be considered applicable in whole or in part to such fiscal year; provided that if the amount actually awarded for any fiscal year should later be determined by a court of competent jurisdiction to have exceeded the Maximum Incentive Credit for such fiscal year, the Maximum Incentive Credit for the fiscal year next succeeding such determination shall be reduced by the amount of such excess. Any such excess shall thus be corrected exclusively by adjustments of the amounts subsequently available for awards and not by recourse to the Company, the Board of Directors, the Committee, any participant or any other person.~~

~~(f) Notwithstanding the foregoing, prior to the commencement of each fiscal year the Committee may, in the case of certain individuals who have made or have the potential to make extraordinary contributions to the growth and profitability of the Company, grant special annual incentive awards for such coming fiscal year (“Special Annual Incentive Awards”), the payout value of which will be based entirely on goals established in writing by the Committee at the time of grant relating to one or more of the following factors: operating income, cash flow, earnings per share, return on assets, return on equity, operating margins, economic value added (EVA), cash flow margins, shareholder return, cost control and/or other quantitative revenue, growth or profitability measurements, which may be in respect of the Company as a whole, or of any business unit thereof. The payout value of any Special Annual Incentive Awards granted with respect to a fiscal year shall not be included in calculating the limit on the aggregate amount of Annual Awards otherwise payable for such fiscal year provided for in paragraph 5(a) above.~~

~~6. Determination of Annual Awards~~

~~The Committee shall, consistent with all applicable provisions of the Plan, determine the participants to receive Annual Awards for each fiscal year, the amount and the form of each such award, and the other terms and conditions applicable thereto. The aggregate value of the Annual Awards (including the payout value of any Special Annual Incentive Award) payable to any participant with respect to any fiscal year shall not exceed in value the greater of 200% of a participant’s base earnings in the fiscal year to which such awards apply or $10 million or, in the case of a participant who is the president or chief executive officer of one of the Company’s business units (not including the President or Chief Executive Officer of the Company), 1% of such business unit’s revenue for the fiscal year with respect of which the award is to be paid.~~

~~In determining the terms and conditions of the Annual Award, the Committee shall, in the case of each participant who is an “executive officer” of the Company (for purposes of Item 402 of Regulation S-K under the Securities Exchange Act of 1934), establish in writing, not later than 90 days after the commencement of the fiscal year, performance goals relating to one or more of the following: operating income, cash flow, earnings per share, return on assets, return on equity, operating margins, economic value added (EVA), cash flow margins, shareholder return, cost control and/ revenue growth measurements, which may be in respect of the Company, as a whole, or any business unit thereof, which will have to be achieved if such executive officer is to receive payment for an Annual Award.~~

~~7. Method Payment of Annual Awards and Time of Payment~~

~~(a) All Annual Awards shall be made in cash.~~

~~(b) All Annual Awards shall be paid in a lump sum as promptly as practicable in the calendar year that begins closest to the last day of the fiscal year to which the award relates, except as otherwise provided herein below.~~

~~(c) The Committee may, in its sole discretion, establish terms and conditions under which a participant may elect to defer the payment of an award in whole or in part pursuant to the terms of The Washington Post Company Deferred Compensation Plan (the “Deferred Compensation Plan”).~~

8. Long-Term Incentive Award Cycles; Awards

(a) During the term of the Plan, the Committee shall from time to time establish Award Cycles, each of which shall commence on a date specified by the Committee and shall terminate no earlier than the third anniversary date of the commencement of such Award Cycle or such other anniversary date as specified by the

4

Committee; provided, however, an Award Cycle shall (i) commence on the first day of a fiscal year of the Company, (ii) consist of not less than three nor more than four fiscal years of the Company, and (iii) at least two such fiscal years shall elapse between the beginning of consecutive Award Cycles.

(b) For each Award Cycle, the Committee shall

(i)	designate, subject to paragraph 10(a), the participants who are to receive awards of Performance Units for such Award Cycle and the number of Performance Units awarded to each such participant, and

(ii)	establish, subject to paragraph 10(b), the method for determining at the end of such Award Cycle the value of a Performance Unit awarded at the beginning of such Award Cycle.

(c) In addition, from time to time the Committee may deem it desirable to grant long-term incentive awards not based on an Award Cycle established under paragraph 8(a) and the Committee shall have the discretion to (A) designate the participants who are to receive such awards and (B) establish such terms and conditions applicable to such long-term incentive awards (“Special Long Term Incentive Award”).

9. Restricted Stock

(a) During the term of the Plan, the Committee shall from time to time designate the participants who are to receive awards of restricted shares of the Class B Common Stock of the Company (such restricted shares being hereinafter called Restricted Stock), the number of shares of Restricted Stock awarded to each such participant, and the date on which full ownership of such shares of Restricted Stock will vest in such participant (such being hereinafter called the Vesting Date). In no case may the Vesting Date designated by the Committee be less than one year nor more than six years from the date of the award of Restricted Stock to which it relates. If the Committee so determines, a single award of Restricted Stock can provide for more than one Vesting Date with a portion of the full award to vest on each specified Vesting Date. To each participant designated to receive an award of Restricted Stock, there shall be (1) issued (subject to subparagraph (b) below) a stock certificate, registered in the name of such participant, or (2) a book entry made in the name of such participant, in each case representing such number of shares of Restricted Stock awarded to such participant; provided, however, that at any time, not more than 10,000 share of Restricted Stock may be awarded to any participant under all outstanding awards of Restricted Stock.

(b) Within 30 days after the effective date of a Restricted Stock award, each recipient of such an award shall deliver to the Company (i) an executed copy of a Restricted Stock Agreement containing the terms and provisions set forth in subparagraph (c) below and (ii) a stock power executed in blank. Upon receipt of such agreement and stock power executed by the participant, the Company shall cause the stock certificate referred to in subparagraph (a) above to be issued in the name of the participant and delivered to the Secretary of the Company in custody for such participant or the book entry referred to in subparagraph (a) above to be made in the name of the participant on the books of the Company. The failure of a participant to return such agreement and stock power within such 30-day period without cause shall result in cancellation of the Restricted Stock Award to such participant, and no stock certificate therefor shall be issued in the participant’s name or book entry be made in the participant’s name.

(c) Each Restricted Stock Agreement accompanying an award of Restricted Stock shall contain the following provisions, as applicable, together with such other provisions as the Committee shall determine:

(i)

Except as hereinafter provided, none of the shares of Restricted Stock subject thereto may be sold, transferred, assigned, pledged or otherwise disposed of before the Vesting Date(s) established in the applicable Restricted Stock Agreement.

(ii)

Except as provided below, if the participant is continuously employed by the Company until the occurrence of an applicable Vesting Date, the restriction set forth in subparagraph (c)(i) above shall terminate on such Vesting Date as to all the shares of Restricted Stock associated with that Vesting Date. In the event that the participant takes one or more unpaid leave(s) of absence where the leave

5

is greater than 90 days in duration at any time before an award of Restricted Stock has vested, the Vesting Date or Dates for such grant shall be extended by a period equal to the aggregate number of days that the participant was out on such leave(s) of absence (the “Extended Vesting Date(s)”) and the restrictions set forth in subparagraph (c)(i) above shall then terminate on such Extended Vesting Date or Dates.

Notwithstanding any of the foregoing, in the case of a participant who is an “executive officer” of the Company at the time of the award, the Committee shall, prior to the effective date of Restricted Stock Award, establish in writing a formula based on one or more of the following: cash flow, operating income, earnings per share, economic value added (EVA), return on assets, total return on equity of the Company, operating margins, cash flow margins, shareholder return, cost control and/or quantitative revenue, growth or profitability measurements over the period of time it takes for the Restricted Stock Award to vest fully, which will have to be achieved if the restriction set forth in subparagraph (c)(i) above is to terminate as provided in this subparagraph (c)(ii).

(iii)

If the participant's employment by the Company terminates for any reason (whether voluntary or involuntary and including death or disability) before the Vesting Date or Extended Vesting Date, as the case may be, the ownership of all shares of Restricted Stock shall revert to the Company, unless termination occurs two or more years from the effective date of the award and the Committee, in its sole discretion, approves the vesting of a percentage of the number of shares of Restricted Stock originally awarded (rounded to the nearest whole share), if any, provided, however, that the percentage determined by the Committee may not exceed the percentage calculated by dividing (i) the number of full months elapsed from the effective date of the award to the date of such termination (less the period of full months that a participant was on one or more unpaid leaves of absence where the leave is greater than 90 days during such period by (ii) the number of full months from such effective date to the Vesting Date for such award (such percentage being hereinafter called the Pro-Rated Percentage).

(iv)

Promptly after the restriction set forth in subparagraph (c)(i) above shall terminate as to any shares of Restricted Stock, the participant to whom such shares were awarded (or the participant’s estate, as the case may be) shall pay to the Company the amount of all Federal, state and local withholding taxes payable on the compensation represented by such shares, and upon receipt of such payment the Company shall deliver to the participant a stock certificate or certificates for such shares. Alternatively, pursuant to rules established by the Compensation Committee, a participant may elect to receive all or a portion of the participant’s award in the form of cash in lieu of shares, based on the fair market value (the mean between the high and low price per share on the New York Stock Exchange) of such shares on the date the restrictions set forth in subparagraph (c)(i) above shall terminate; and the Company will deduct the amount of all withholding taxes payable on the compensation represented by such shares from the cash value of the shares to be paid to the participant.

(v)

As long as shares of Restricted Stock remain registered in the name of a participant, such participant shall be entitled to all the attributes of ownership of such shares (subject to the restriction on transfer referred to above), including the right to vote such shares and to receive all dividends declared and paid on such shares.

(d) All shares of Common Stock issued to recipients of Restricted Stock awards shall be issued from previously issued and outstanding shares held in the Treasury of the Company.

(e) The total number of shares of Common Stock that may be awarded as Restricted Stock under the Plan shall not exceed 425,000 shares; provided, however, that effective November 1, 1991, shares which revert to the Company in accordance with paragraph 9(c)(iii) shall be deemed to have been awarded as Restricted Stock for purposes of determining the number of shares of Restricted Stock remaining available to be awarded hereunder.

6

10.	Performance Units and Special Long-Term Incentive Awards

(a) During the term of the Plan, the Committee shall from time to time designate the participants who are to receive awards of Performance Units and Special Long-Term Incentive Awards, the number of Performance Units or other terms and conditions as may be applicable, and the date on which the participant shall be entitled to payment under a Special Long-Term Incentive Award (such being hereinafter called the “Incentive Vesting Date”). In no case may the Incentive Vesting Date designated by the Committee be less than one year nor more than six years from the date of the award of the Special Long-Term Incentive Award to which it relates. If the Committee so determines, a single award of a Special Long-Term Incentive Award can provide for more than one Vesting Date with a portion of the full award to vest on each specified Vesting Date. To each participant designated to receive an award of Performance Units there shall be issued a Performance Unit Certificate representing such number of Performance Units with a nominal value of $100 each as the Committee shall determine; provided, however, that the total nominal value of Performance Units awarded to a participant for any Award Cycle shall not exceed 300% of such participant's base salary at the date of such award.

(b) No later than 90 days after the beginning of each Award Cycle or the beginning of the applicable vesting period of a Special Long-Term Incentive Award, the Committee shall establish in writing a method for determining the earned value of (A) a Performance Unit at the end of such Award Cycle (hereinafter called the Payout Value) or (B) the Special Long-Term Incentive Award, in either case based on performance goals over the period of the Award Cycle or the vesting period in the case of a Special Long-Term Incentive Award related to one or more of the following: operating income, cash flow, shareholder return, earnings per share, return on assets, return on equity, operating margins, cost control, customer satisfaction, cash flow margins, economic value added (EVA) and/or other quantitative revenue, growth or profitability measurements, which may be in respect of the Company, as a whole, or any business unit thereof; provided, however, that such method shall provide that (i) no Payout Value may exceed $200 and the payment of an award of Performance Units to any participant at the end of an Award Cycle shall be the lesser of $5 million or the amount determined by multiplying the Payout Value times the number of Performance Units granted to such participant, (ii) the payment of a Special Long-Term Incentive Award to any participant at the end of the vesting period for such award shall not exceed $5 million and (iii) the aggregate value of the Performance Units and any Special Long-Term Incentive Award payable to any participant with respect to any fiscal year shall not exceed $10 million. Notwithstanding the foregoing, in the case of a participant who is the president or chief executive officer of one of the Company’s business units (not including the President or Chief Executive Officer of the Company), the aggregate value of the Performance Units and any Special Long-Term Incentive Award payable to such participant with respect to any fiscal year shall not exceed in value 1% of such business unit’s revenue for the for the fiscal year with respect of which the award is to be paid.

(c) If a participant's employment by the Company terminates for any reason (whether voluntary or involuntary and including death or disability) before the end of an Award Cycle for which the participant was granted Performance Units or before Incentive Vesting Date, the participant shall be entitled to such percentage of the Payout Value of said Performance Units or the payment due under said Special Long-Term Incentive Award, if any, as shall be determined after the end of such Award Cycle or the Incentive Vesting Date, in accordance with the following provisions:

(i)

if termination occurs two or more years after the effective date of the award, such percentage, if any (but not greater than the Pro-Rated Percentage), as the Committee may, in its sole discretion, determine; and

(ii)	if termination occurs within two years from the effective date of the award, no percentage of the Payout Value or payment under a Special Long-Term Incentive Award shall be paid.

(d) As promptly as practicable after (i) the end of each Award Cycle and in the calendar year that begins closest to the last day of the Award Cycle or (ii) the Incentive Vesting Date, but no later than 75 days after the end of the calendar year of the Incentive Vesting Date, the Payout Value of a Performance Unit awarded at the beginning of such Award Cycle or the payment due under the Special Long-Term Incentive Award, as the case

7

may be, shall be calculated and paid (unless otherwise deferred as provided herein) in cash to the recipients awarded such awards after deduction of all Federal, state and local withholding taxes payable on the compensation represented thereby. In addition, the Committee may, in its sole discretion, establish terms and conditions under which a participant may elect to defer the payment of the Payout Value of a Performance Unit or the payment of the Special Long-Term Incentive Award in whole or in part pursuant to the terms of the Deferred Compensation Plan.

(e) For purposes of paragraphs 10(c) and 10(d), and notwithstanding any contrary terms thereof , in the event a participant takes one or more unpaid leave(s) of absence where the leave is greater than ninety (90) days in duration at any time during an Award Cycle or during the vesting period of a Special Long-Term Incentive Award, the payment of the Payout Value of the Performance Units or Special Long-Term Incentive Award payable to that participant shall be determined as if the duration of the Award Cycle or applicable the vesting period were extended by a period equal to the number of days that the participant was out on such leave(s) of absence and by not giving the participant credit for the period of employment during the Award Cycle or vesting period when the participant was on such leave of absence. Thus, for example, if a participant was away from work on a leave of absence for one year during a four-year Award Cycle, the percentage of the Payout Value of the Performance Units payable to that participant would be 100% only if the participant had at least one year of active employment after the end of the Award Cycle, and if such additional period of active employment was not completed, the Committee, in its exercise of discretion to determine a Pro-Rated Percentage under paragraph 10(c)(i), would make that determination in a manner consistent with paragraph 9(c)(iii)(A). In any such case, the Payout Value of the Performance Units or the payment of the Special Long-Term Incentive Award payable to the participant shall be paid as soon as practicable after the participant becomes entitled to payment by completing the additional period of active employment or by reason of the Committee’s exercise of discretion under paragraph 10(c)(i), but no later than seventy-five (75) days after the end of the calendar year in which the participant attains such vested payment right.

(f) At the end of each Award Cycle, the Committee may, in its sole discretion, award to those senior executives of the Company and its subsidiaries who are not “executive officers” of the Company and whose performance during such Award Cycle the Committee believes merits special recognition cash bonuses in an aggregate amount not to exceed 10% of the aggregate Payout Value of all Performance Units that become vested and payable with respect to such Award Cycle.

11. Expenses

The expenses of administering this Plan shall be borne by the Company.

12. Adjustments in Class B Common Stock

In the event of any change or changes in the outstanding shares of Common Stock by reason of any stock dividend, split-up, recapitalization, combination or exchange of shares, merger, consolidation, separation, reorganization, liquidation or the like, the class and aggregate number of shares that may be awarded as Restricted Stock under the Plan after any such change shall be appropriately adjusted by the Committee, whose determination shall be conclusive.

13. Amendment

The Board of Directors of the Company shall have complete power and authority to amend, suspend or discontinue this Plan; provided, however, that the Board of Directors shall not, without the approval of the shareholders of the Company in accordance with the requirements of the law of the State of Delaware (A) increase either (i) the maximum number of shares of Restricted Stock that may be awarded under the Plan, (ii) the maximum number of shares of Restricted Stock or Performance Units that may be awarded to a participant, (iii) the maximum Payout Value of a Performance Unit or a Special Long-Term Incentive Award, or (iv) the percentage ceiling on the aggregate amount of bonuses which may be awarded pursuant to paragraph 10(f) or (B) make any amendment which would permit the incentive provision of any year provided in paragraph 6 hereof to exceed the limitations set forth in said paragraph.

8

~~13. Amendment~~

~~The Board of Directors of the Company shall have complete power and authority to amend, suspend or discontinue this Plan; provided, however, that the Board of Directors shall not, without the approval of the holders of a majority of the voting stock of the Company entitled to vote thereon, (A) increase either (i) the maximum number of shares of Restricted Stock that may be awarded under the Plan, (ii) the maximum number of shares of Restricted Stock or Performance Units that may be awarded to a participant, (iii) the maximum Payout Value of a Performance Unit or a Special Long-Term Incentive Award, or (iv) the percentage ceiling on the aggregate amount of bonuses which may be awarded pursuant to paragraph 10(f) or (B) make any amendment which would permit the incentive provision of any year provided in paragraph 5 hereof to exceed the limitations set forth in said paragraph.~~

9

Notice of

Annual Meeting

and

Proxy Statement

2009

THE WASHINGTON POST COMPANY

Important notice regarding the availability of Proxy materials for the Annual Meeting of

Shareholders to be held on May 14, 2009.

The Proxy Statement and the Annual Report to Shareholders are available at www.washpostco.com

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

THE WASHINGTON POST COMPANY

Proxy — The Washington Post Company

Class A Common Stock

Annual Meeting of Stockholders - May 14, 2009

Solicited on behalf of the Board of Directors

The undersigned hereby appoints Donald E. Graham, Hal S. Jones, Veronica Dillon and Gerald M. Rosberg, and each of them, his/her true and lawful agents and proxies, with full power of substitution in each, to represent the undersigned, and to vote as indicated on the reverse of this Proxy all shares of Class A Common Stock which the undersigned is entitled to vote, at the Annual Meeting of Stockholders of THE WASHINGTON POST COMPANY to be held on May 14, 2009, and at any adjournments thereof, and to vote on all other matters properly coming before said meeting.

You are encouraged to specify your choices by marking the appropriate boxes. SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxy Committee cannot vote your shares unless you sign and return this card.

Please vote, date and sign this proxy on the other side and return promptly in the enclosed envelope.

(Continued and to be voted on reverse side.)

THE WASHINGTON POST COMPANY

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card — Class A Common

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
01 - Lee C. Bollinger	☐	☐	02 - Warren E. Buffett	☐	☐	03 - Barry Diller	☐	☐

04 - Melinda F. Gates	☐	☐	05 - Thomas S. Gayner	☐	☐	06 - Donald E. Graham	☐	☐

07 - Anne M. Mulcahy	☐	☐

	For	Against	Abstain
2. To approve certain amendments to the Company’s Incentive Compensation Plan.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

Important notice regarding the availability of Proxy materials for the Annual Meeting of

Shareholders to be held on May 14, 2009.

The Proxy Statement and the Annual Report to Shareholders are available at www.washpostco.com

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

THE WASHINGTON POST COMPANY

Proxy — The Washington Post Company

The Washington Post Company

Class B Common Stock

Annual Meeting of Stockholders - May 14, 2009

Solicited on behalf of the Board of Directors

The undersigned hereby appoints Donald E. Graham, Hal S. Jones, Veronica Dillon and Gerald M. Rosberg, and each of them, his/her true and lawful agents and proxies, with full power of substitution in each, to represent the undersigned, and to vote as indicated on the reverse of this Proxy all shares of Class B Common Stock which the undersigned is entitled to vote, at the Annual Meeting of Stockholders of THE WASHINGTON POST COMPANY to be held on May 14, 2009, and at any adjournments thereof, and to vote on all other matters properly coming before said meeting.

You are encouraged to specify your choices by marking the appropriate boxes. SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxy Committee cannot vote your shares unless you sign and return this card.

Please vote, date and sign this proxy on the other side and return promptly in the enclosed envelope.

(Continued and to be voted on reverse side.)

TO CHANGE YOUR VOTE

Any subsequent vote by any means will change your prior vote. For example, if you voted by telephone, a subsequent Internet vote will change your vote. The last vote received before 5:00 p.m., Eastern Daylight Saving Time on May 13, 2009 will be the one counted. You may also revoke your proxy by voting in person at the annual meeting.

THE WASHINGTON POST COMPANY

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 5:00 p.m., Eastern Daylight Saving Time on May 13, 2009.

Vote by Internet • Log on to the Internet and go to www.investorvote.com • Follow the steps outlined on the secured website.

Vote by telephone

•    Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

•    Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card — Class B Common

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
01 - Christopher C. Davis	☐	☐	02 - John L. Dotson Jr.	☐	☐	03 - Ronald L. Olson	☐	☐

	For	Against	Abstain
2. To approve certain amendments to the Company’s Incentive Compensation Plan.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance	☐
Mark the box to the right if you plan to attend the Annual Meeting.

C	Authorized Signatures — This section must be completed for your vote to be counted — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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